PURCHASE AND SALE AGREEMENT
by and among
PETIQ, LLC,
L. PERRIGO COMPANY,
Solely for purposes of Section 9.13, PERRIGO COMPANY PLC
and
Solely for purposes of Section 9.14, PETIQ, INC.
Dated as of May 8, 2019

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Appendix ADefinitions

Schedule A-1Accounting Principles; Sample Calculation; Closing Statement Format

Exhibit ADebt Financing Commitment

Exhibit BForm of Transition Services Agreement

Exhibit CForm of Resignations

Exhibit 5.8(f)Section 336(e) Agreement

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This PURCHASE AND SALE AGREEMENT, dated as of May 8, 2019 (this “Agreement”), is entered into by and among PetIQ, LLC, an Idaho limited liability company (the “Buyer”), L. Perrigo Company, a Michigan corporation (the “Seller”), solely for purposes of Section 9.13, Perrigo Company plc, an Irish public limited company (the “Seller Parent”), and, solely for purposes of Section 9.14, PetIQ, Inc., a Delaware corporation (the “Buyer Guarantor”).  The Buyer and the Seller are each referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding capital stock (the “Purchased Interests”) of Sergeant’s Pet Care Products, Inc., a Michigan corporation (the “Company”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, upon the terms and conditions set forth in this Agreement, all of the Purchased Interests.

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS
Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them in Appendix A to this Agreement.
ARTICLE II PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Purchased Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, the Purchased Interests for an aggregate purchase price (the “Purchase Price”) equal to the sum of:

(a) $185,000,000 (the “Base Purchase Price”), plus
(b) an amount (which may be positive or negative) equal to (i) the Final Closing Working Capital, minus (ii) the Target Working Capital, plus
(c) the lesser of (x) Final Closing Cash or (y) $5,000,000, minus
(d) the Final Closing Indebtedness, minus
(e) the Final Closing Transaction Costs.

DB1/ 103254064.10

In the event that a Section 336(e) Election is made, the Parties agree to allocate the Purchase Price for tax purposes as provided in Section 5.8(f).

Section 2.2 Closing.  The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. Eastern Time at the offices of Morgan, Lewis & Bockius LLP (the “Firm”), 101 Park Avenue, New York, New York 10178, or remotely in virtual electronic form via the exchange of documents and signatures in PDF format or by facsimile, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to in this Agreement as the “Closing Date”);  provided that in no event shall the Buyer be obligated to effect the Closing prior to the third Business Day following the final day of the Marketing Period, unless the Buyer shall request an earlier date on three Business Days’ prior written notice.  The Closing will be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.  All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3 Transactions to Be Effected at the Closing.
(a) At the Closing, the Buyer will:

(i) pay to the Seller (by wire transfer of immediately available funds to the account designated by the Seller in the Estimated Closing Statement) an amount equal to the Closing Payment as set forth on the Estimated Closing Statement;

(ii) pay an amount equal to the estimated Closing Indebtedness to the applicable payees, as set forth on the Estimated Closing Statement;
(iii) subject to Section 2.3(c), pay the estimated Closing Transaction Costs to the applicable payees, as set forth on the Estimated Closing Statement;
(iv) deliver to the Seller true and correct copies of the R&W Policy;

(v) deliver to the Seller a counterpart to the Transition Services Agreement, in substantially the form attached to this Agreement as Exhibit B as may be modified by Section 5.9(d) (the “Transition Services Agreement”), duly executed by the Buyer; and

(vi) deliver to the Seller a certificate duly executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(b) At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer:
(i) certificates representing the Purchased Interests, each duly endorsed by the Seller or accompanied by separate stock powers attached thereto and signed in blank;

(ii) a properly prepared certificate of non-foreign status under Treas. Reg. § 1.1445-2(b)(2) and an IRS Form W-9, in each case, duly executed by the Seller;

(iii) a certificate, duly executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied;

(iv) resignations from office, to be effective as of the Closing, each in substantially the form attached to this Agreement as Exhibit C,  of each of the directors, managers and officers or other representatives of each of the Company Entities designated by the Buyer in writing prior to the Closing;

(v) a counterpart to the Transition Services Agreement, duly executed by the Seller;

(vi) a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Seller, certifying to and attaching the resolutions of the board of directors of the Seller authorizing the execution and delivery of this Agreement and each Ancillary Agreement to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(vii) a certificate of good standing with respect to each of the Company Entities that is not a foreign entity, issued by the Secretary of State of the State of formation or incorporation, as applicable, of each of the Company Entities, dated no earlier than 10 days prior to the Closing Date;

(viii) properly completed and duly executed Section 336(e) Election statements with respect to the sale of Company Entities that are domestic corporations within the meaning of Sections 7701(a)(3) and (4) of the Code that comply with Treasury Regulation Sections 1.336-(h)(5)-(6) and are in form and substance reasonably satisfactory to the Buyer;

(ix) customary payoff letters from the holders of the Indebtedness of the Company Entities set forth on Section 2.3(b)(ix) of the Disclosure Schedule; which payoff letters will provide for (A) the termination of any applicable Liens at the Closing and (B) the filing of customary Lien releases as soon as practicable following the Closing, in each case, subject to the receipt by the holders of such Indebtedness of the applicable payoff amounts; and

(x) an unaudited, pre-tax balance sheet of the Company Entities, as of the end of the calendar quarter immediately preceding the Closing Date (provided that if the end of such calendar quarter ends within 45 days prior to the Closing, then such balance sheet shall be as of the end of the prior calendar quarter) and the related unaudited pre-tax statements of income, pre-tax cash flows and pre-tax equity for the applicable year-to-date period (provided that if such calendar quarter ends within 45 days prior to the Closing, then such statements of income, cash flows and equity shall be as of the period ending on the last day of the prior calendar quarter) (the balance sheet and statements described in this Section 2.3(b)(x), the  “Last Quarter Financials”).

(c) To the extent that any component of a Closing Amount is identified on the Estimated Closing Statement as components to be paid to Employees through a Company Entity’s regular payroll (each, an “Employee Payment”), the Buyer shall pay those amounts to the applicable Company Entity at the Closing, and such Company Entity shall, and following the Closing the Buyer shall cause the applicable Company Entity to, pay the Employee Payments to the applicable Employees on the Closing Date or, if the Closing Date is not a regular payroll date for the applicable Company Entity, not later than the applicable Company Entity’s next regular payroll date.  Notwithstanding the foregoing, if any Employee Payment is not paid to the applicable Employee, whether due to the termination of the applicable Company Entity’s obligation to make such Employee Payment or for any other reason, the applicable Company Entity shall, and the Buyer shall cause the applicable Company Entity to, pay to the Seller (by wire transfer of immediately available funds to the account(s) designated by the Seller in the Estimated Closing Statement) such Employee Payment on the earlier of (i) the Business Day following the date on which such Employee Payment was due to be made to the applicable Employee and (ii) the date on which the applicable Company Entity’s obligation to make such Employee Payment is terminated.

Section 2.4 Purchase Price Adjustment.
(a) No later than five calendar days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith estimate of:
(i) the Closing Working Capital;
(ii) the Closing Cash;
(iii) the Closing Indebtedness;
(iv) the Closing Transaction Costs; and
(v) the Closing Payment.

The Estimated Closing Statement shall also include instructions that identify (A) the bank account for the Seller and the amount of the Closing Payment to be paid to such bank account at the Closing and (B) the bank accounts designated to facilitate direct payment by the Buyer of the Closing Indebtedness and the Closing Transaction Costs, in each case as set forth in the Estimated Closing Statement, to the applicable payees on behalf of the Company Entities.  The Estimated Closing Statement shall be prepared and calculated using the applicable definitions contained in this Agreement, in accordance with the Accounting Principles and in the same format as the Sample Calculation.  The Seller will review any comments proposed by the Buyer with respect to the Estimated Closing Statement, and will consider, in good faith, any appropriate changes; provided that the Seller shall not be required to make any changes proposed by the Buyer that it does not deem appropriate and in the event of any disagreement between the Seller and the Buyer prior to the Closing with respect to the Estimated Closing Statement, the Closing Amounts provided by the Seller in the Estimated Closing Statement shall be used for calculating the Closing Payment. At the request of the Buyer, the Seller shall reasonably cooperate with and assist, and shall cause the Company Entities and each of their respective Representatives to reasonably cooperate with and assist, the Buyer and its Representatives in the review of the Estimated Closing Statement (including by taking actions as may be reasonably required to cause the Seller and the Company Entities and their respective accountants to deliver to the Seller and its Representatives copies of their work papers relating to the preparation of the Estimated Closing Statement) and provide the Buyer and its Representatives with any information reasonably requested by the Buyer that is necessary for its review of the Estimated Closing Statement;  provided that any such review conducted by the Buyer shall not delay the Closing.

(b) As soon as reasonably practicable following the Closing, but in any event no later than 90 days after the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Closing Statement”), setting forth the Buyer’s good faith calculation of each of the Closing Amounts and the Closing Payment.  The Closing Statement shall be prepared and calculated using the applicable definitions contained in this Agreement, in accordance with the Accounting Principles and in the same format as the Sample Calculation.  In the event that the Buyer does not deliver the Closing Statement during such 90-day period, the Closing Amounts set forth in the Estimated Closing Statement shall be deemed final and binding and no Purchase Price Adjustment shall be payable.

(c) Upon receipt from the Buyer, the Seller shall have 45 days to review the Closing Statement (the “Review Period”). At the request of the Seller, the Buyer shall:

(i) reasonably cooperate with and assist, and shall cause the Company Entities and each of their respective Representatives to reasonably cooperate with and assist, the Seller and its Representatives in the review of the Closing Statement (including by taking actions as may be reasonably required to cause the Buyer and the Company Entities and their respective accountants to deliver to the Seller and its Representatives copies of their work papers relating to the preparation of the Closing Statement); and

(ii) provide the Seller and its Representatives with any information reasonably requested by the Seller that is necessary for its review of the Closing Statement.

If the Seller disagrees with the Buyer’s computation of the Closing Amounts (each as set forth in the Closing Statement), the Seller shall, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”) that sets forth the Seller’s objections to the Buyer’s calculation of the Closing Amounts, as applicable.  Any Notice of Objection shall specify those items or amounts with which the Seller disagrees and shall set forth the Seller’s calculation of the Closing Amounts and the Closing Payment based on such objections.

(d) If the Seller does not deliver a Notice of Objection to the Buyer with respect to an item contained in the Closing Statement within the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculation of such item in the Closing Statement, and such calculation shall be final, conclusive and binding.  If the Seller delivers a Notice of Objection to the Buyer within the Review Period, the Buyer and the Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Amounts, as applicable, and the Closing Payment.  If, at the end of such 30-day period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Chicago office of Grant Thornton, LLP, or if such Person refuses such engagement or is no longer independent, a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Seller (the “Independent Expert”), which shall act as an expert in accounting and not as an arbitrator.  The Buyer and the Seller shall instruct the Independent Expert promptly to review this Section 2.4, as well as the Closing Statement, Notice of Objection and any other materials reasonably requested by the Independent Expert, and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Amounts set forth in the Closing Statement require adjustment.  The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and the terms of this Agreement and not on an independent review.  The Parties shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert.  As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of the Closing Amounts; provided,  however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand, nor less than the smallest value for such item claimed by the Buyer, on the one hand, and the Seller, on the other hand.  The decision of the Independent Expert shall be final, conclusive and binding on the Parties, and no determinations by the Independent Expert, including any work or analyses performed by the Independent Expert in connection with its resolution of any dispute under this Section 2.4(d), shall be admissible as evidence in any Proceeding among the Parties, except to the extent necessary to enforce payment obligations under this Section 2.4.  The costs and expenses of the Independent Expert shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to such Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert.  For example, if (i) the Seller submits a Notice of Objection for $1,000, (ii) the Buyer contests only $500 of the amount claimed by the Seller, and (iii) the Independent Expert ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Independent Expert would be allocated 60% (i.e., 300/500) to the Buyer and 40% (i.e., 200/500) to the Seller.  The Buyer and the Seller agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e) For purposes of this Agreement:

(i) the “Final Closing Working Capital,” the “Final Closing Cash,” the “Final Closing Indebtedness” and the “Final Closing Transaction Costs” mean (A) if the Seller does not timely deliver a Notice of Objection pursuant to Section 2.4(c), the amounts of such items in the Closing Statement, or (B) if the Seller does timely deliver a Notice of Objection, the amount of such items (I) as agreed by the Buyer and the Seller pursuant to Section 2.4(d) or (II) in the absence of such agreement, as set forth in the Independent Expert’s report delivered pursuant to Section 2.4(d); and

(ii) “Purchase Price Adjustment” means the amount (which may be positive or negative) equal to (x) the Purchase Price, as finally determined in accordance with this Section 2.4,  minus (y) the Closing Payment.

(f) Within three Business Days after the Purchase Price Adjustment has been finally determined pursuant to this Section 2.4:

(i) if the Purchase Price Adjustment is a negative number, the Seller shall pay to the Buyer an amount equal to the absolute value of the Purchase Price Adjustment (by wire transfer of immediately available funds to the account designated by the Buyer at least two Business Days prior to the date of payment); and

(ii) if the Purchase Price Adjustment is a positive number, the Buyer shall pay to the Seller an amount equal to the Purchase Price Adjustment (by wire transfer of immediately available funds to the account designated by the Seller in the Estimated Closing Statement).

(g) Notwithstanding the foregoing, to the extent that the Seller notifies the Buyer in writing that any amounts otherwise due to the Seller pursuant to Section 2.4(f)(i) or Section 2.4(f)(ii) are to be paid to Employees, (A) the Seller shall pay such amounts to the Buyer, (B) the Buyer shall pay such amounts to the applicable Company Entity, and (C) such Company Entity shall, and the Buyer shall cause the applicable Company Entity to, pay to each applicable Employee the amount designated by Seller through such Company Entity’s next regular payroll (less any applicable withholding).

Section 2.5 Withholding.  The Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of purchase price) such amounts as the Buyer or the Company (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws;  provided that there shall be no withholding on account of U.S. federal income Taxes on payments to the Seller so long as the Seller complies with the provisions of Section 2.3(b)(ii) of this Agreement, unless such withholding is required as a result of a change in Law after the date of this Agreement.  Subject to the foregoing sentence, if  the Buyer or the Company is required to deduct or withhold from any amount payable pursuant to this Agreement (other than payments of wages or other compensation for services), the Buyer or the Company, as applicable, will use commercially reasonable efforts to provide the Seller with at least three Business Days’ notice of its determination that is required to make such deduction or withholding and shall cooperate with the Seller to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld by the Buyer or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE Seller

The Seller represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date of this Agreement and of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

Section 3.1 Organization and Existence.

(a) The Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and has all corporate power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business in all material respects as and to the extent now being conducted.  The Seller Parent is duly formed and validly existing under the laws of the Republic of Ireland.

(b) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of Michigan, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

(c) The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) True, correct and complete copies of the Organizational Documents of the Company and each other Company Entity, as well as the corporate or other organizational record books, as applicable, with respect to actions taken by the respective equity holders and boards of directors of the Company and each other Company Entity or other governing bodies, as applicable, have been made available to the Buyer. The books of account, minute books, stock record books and other records of the Company and each other Company Entity are complete and correct in all material respects.

Section 3.2 Authority and Enforceability.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate action is necessary on the part of the Seller to authorize this Agreement or to consummate the Transactions.  This Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions (the “Ancillary Agreements”) have been, or at the Closing will be, duly executed and delivered by the Seller, and, assuming the due and valid authorization, execution and delivery by each other Party, this Agreement and the Ancillary Agreements constitute or will constitute, as applicable, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

Section 3.3 Capitalization of the Company; Title to Purchased Interests.
(a) The Purchased Interests represent all of the issued and outstanding Capital Interests of the Company and have been duly authorized, are validly issued, fully paid and non-

assessable, and are owned of record and beneficially by the Seller.  There are no outstanding restrictions on transfers or voting of the Purchased Interests.  The Company has not granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, subscribe for or receive an issuance of, any Equity Securities of the Company.

(b) The Seller owns (of record and beneficially) the Purchased Interests, free and clear of all Liens, except for Liens:
(i) arising pursuant to, or as a result of the Transactions:
(ii) arising under the Organizational Documents of the Company:
(iii) being released in connection with the Closing: or
(iv) arising pursuant to applicable securities Laws ((i) through (iv) collectively, the “Transaction Permitted Liens”).

At the Closing, the Seller will transfer to the Buyer all of the Seller’s right, title and interest in and to such Purchased Interests free and clear of all Liens (except for Transaction Permitted Liens).

Section 3.4 Company Subsidiaries.

(a) The jurisdiction of incorporation or formation, as applicable, and the authorized, issued and outstanding Capital Interests of each Company Subsidiary is set forth on Section 3.4(a) of the Disclosure Schedule.  All of the Capital Interests of each Company Subsidiary are owned (of record and beneficially), directly or indirectly, by the Company, free and clear of all Liens other than Transaction Permitted Liens.  Except for the Capital Interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any Capital Interests in any other Person.

(b) Each Company Subsidiary is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite corporate or limited liability company power and authority, as applicable, and all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now being conducted.  Each Company Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No Company Subsidiary has granted to any Person any Contract, warrant or option, or any other conversion right or right to purchase, redeem, subscribe for or receive an issuance of, any Equity Securities of such Company Subsidiary.

(d) Sergeant’s Pet Care Products Mexico, S, DE R.L.DE C.V. does not engage, and for the past three years has not engaged, in any business activities or operations and currently has no assets or Liabilities other than Liabilities imposed by Laws (including Tax Liabilities).

Section 3.5 Noncontravention.

(a) Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions by the Seller, will (with or without the giving of notice or the lapse of time or both):

(i) violate the Organizational Documents of the Seller or any Company Entity;
(ii) violate in any material respect any Law or Order applicable to the Seller or any Company Entity;
(iii) create or impose a Lien (other than Permitted Liens) on any Purchased Interests or asset of any Company Entity; or

(iv) result in a material breach of or material default under, require consent under or violate in any material respect any Material Contract or Real Property Lease or any material Contract to which the Seller is a party.

(b) Except for compliance with any applicable requirements of the HSR Act, no material Permit or material Filing is required by the Seller or any Company Entity in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations under this Agreement and the consummation of the Transactions.

Section 3.6 Financial Statements.
(a) Section 3.6 of the Disclosure Schedule contains true, correct and complete copies of the following financial information:

(i) (A) the unaudited combined balance sheet of the Company Entities, as of December 31, 2018 (the “Balance Sheet Date”), and (B) the related unaudited statement of income for the year ending on the Balance Sheet Date (the “Annual Financial Statements”); and

(ii) (A) the unaudited combined balance sheet of the Company Entities, as of February 28, 2019 (the “Interim Balance Sheet Date”) and (B) the related unaudited statement of income for the period commencing on January 1, 2019 and ending on the Interim Balance Sheet Date (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) The books and records of the Seller Parent have been prepared in accordance with GAAP as consistently applied for the relevant period.  The Financial Statements have been extracted from the books and records of the Seller Parent, which are subject to the controls and procedures of the Seller Parent’s accounting systems.  The Financial Statements were prepared in good faith, are not misleading and do not materially misstate the financial position or results of operation of the Seller Business as of the dates thereof and the respective periods covered thereby.

(c) The books of account and other financial records of the Company Entities: (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

(d) The Seller Parent has implemented disclosure controls and procedures reasonably designed to ensure that all material information required to be disclosed by the Seller or the Seller Parent with respect to the Company Entities in the reports that the Seller or the Seller Parent files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Seller’s and the Seller Parent’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. During the three-year period prior to the date of this Agreement, none of the Seller, the Seller Parent or the Company Entities has received any written complaint, allegation, assertion or claim that any of the Seller, with respect to the Seller Business, or the Company Entities have engaged in improper financial reporting, accounting or auditing practices. To the Knowledge of the Seller, there has not been any fraud (meaning, for purposes of this sentence, those matters described in Statement on Auditing Standards No. 99 and interpretations thereof), whether or not material, that involved the officers or other employees and former employees of the Seller, with respect to the Seller Business.

Section 3.7 Absence of Undisclosed Liabilities.    No Company Entity has any material liabilities or obligations, whether or not accrued, contingent or otherwise, except liabilities (a) as and to the extent disclosed or reserved against in the Financial Statements, (b) that were incurred after the Interim Balance Sheet Date in the ordinary course of business (none of which are material individually or relate to breach of contract, breach of warranty, tort, infringement, violation of law, order, Permit or any Proceeding) or (c) that were incurred as a result of the Transactions and constitute Transaction Costs.

Section 3.8 Absence of Changes. During the period commencing on December 31, 2018 and ending on the date of this Agreement:

(a) the business of the Company Entities has been conducted in accordance with the ordinary course of business consistent with past practices, except in connection with the Transactions, including entering into this Agreement and as otherwise contemplated by this Agreement;

(b) there has not been any Material Adverse Effect;

(c) there has been no incurrence of additional Indebtedness by any Company Entity in excess of $250,000, other than in the ordinary course of business or as provided for in the Company Entities’ existing credit facilities;

(d) no sale, lease or other disposition of any properties or assets of any Company Entity has occurred that is material to its business, other than in the ordinary course of business;
(e) there has been no grant, issuance, sale or other disposition of any of the Equity Securities of any Company Entity;
(f) there has been no merger or consolidation with or into any other Person, dissolution or liquidation;

(g) there has been no amendment, termination (other than a termination related to a default by the counterparty under the applicable Material Contract) or waiver of any material term under any Material Contract;

(h) no Company Entity has sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including leasehold interests and Intellectual Property), other than the sale of inventory or otherwise in the ordinary course of business consistent with past practice;

(i) neither the Seller nor any Company Entity has issued or sold any Purchased Interests, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of any Company Entity, except pursuant to this Agreement;

(j) neither the Seller nor any Company Entity has redeemed any of the Purchased Interests, or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of Capital Interests, of any Company Entity or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Company Entity solely to another Company Entity;

(k) no Company Entity has made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $250,000 in the aggregate other than any capital expenditure that will be paid in full at or prior to the Closing;

(l) neither the Seller nor any Company Entity has made any material change in the customary methods of operations of any Company Entity, including practices and policies relating to manufacturing, purchasing, inventories, marketing, selling and pricing;

(m) there has been no change in the material accounting principles or practices of the Company Entities, except as required by GAAP or applicable Law;

(n) except as required by the terms and provisions of any Seller Benefit Plan, Company Benefit Plan, Foreign Benefit Plan or Contract, there has been no (i) adoption of, material amendment to, or termination of,  any Seller Benefit Plan, Foreign Benefit Plan, or Company Benefit Plan, (ii) increase to the base salary, bonus or incentive compensation, severance or benefits of any current or former Employee, other than increases in the ordinary course of business consistent with past practice, (iii) entrance into any collective bargaining agreement, (iv) entrance into any employment, consulting, labor, or independent contractor agreement related to the Seller Business with any individual whose annual base compensation is, or annual fees are expected to be, at least $100,000, (v) entrance into any severance, retention, or change in control agreement or arrangement with any current or former Employee or independent contractor, or (vi) termination of any Employee, other than termination for cause, whose annual base compensation was at least $100,000;

(o) neither the Seller nor any Company Entity has allowed any Permit or Environmental Permit that was issued to any Company Entity or otherwise relates to the Seller Business to lapse or terminate that was necessary for the conduct of the Seller Business;

(p) neither the Seller nor any Company Entity has amended or restated the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (or other organizational documents, as applicable) of any Company Entity; or

(q) neither the Seller nor any Company Entity has agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.8 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.8, except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 3.9 Proceedings and Orders.    There are no material Proceedings pending or threatened in writing against the Seller or any Company Entity or, to the Knowledge of the Seller, any manager or officer of a Company Entity with respect to such person’s capacity as such, and neither the Seller nor any Company Entity is subject to any outstanding Order, in each case, that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Transactions or (b) that constitutes or would result in equitable relief against the Company Entities or would reasonably be expected to result in liability to the Company Entities in excess of $100,000. There have been no Proceedings that (x) resulted in any criminal sanctions or (y) during the three-year period prior to the date of this Agreement, resulted in any payments in excess of $100,000, in each case by or against a Company Entity, or, to the Knowledge of the Seller, with respect to such person’s capacity as such, any manager or officer of the Company Entity.

Section 3.10 Compliance with Laws; Permits.

(a) Each Company Entity is currently in compliance in all material respects with all Laws applicable to it or its business or properties, and has been in compliance in all material respects with all Laws applicable to its business or properties during the three-year period prior to the date of this Agreement.  There is no Proceeding pending, or to the Knowledge of the Seller, threatened, with respect to any failure to comply with any provision of applicable Law. Neither the Seller nor any Company Entity is in receipt of any written notice with respect to any failure to comply with any provision of applicable Law in any material respect.

(b) Section 3.10(b) of the Disclosure Schedule sets forth, as of the date of this Agreement and for the past three years, a list of, and the Company Entities hold in the name or as a distributor, all material Permits required by the United States Food and Drug Administration (“FDA”), the United States Environmental Protection Agency (“EPA”), the United States Department of Agriculture and any other Governmental Entity to own, operate and lease the Company Entities’ properties and assets and to conduct the business of the Company Entities as currently conducted (collectively, the “Approvals”). Each Approval is valid, binding and in full force and effect, except as would not reasonably be expected to be material to the Company Entities taken as a whole.  The Company Entities have been in compliance in all material respects with the terms and conditions of each Approval since such Approval was obtained, and the Company Entities are currently in compliance in all material respects with the terms and conditions of each Approval.

(c) None of the Company Entities has had any Product or owned any manufacturing facility subject to a shutdown or import or export prohibition by any Governmental Entity, nor received any FDA Form 483 or other written notice of inspectional observations, “warning letters,” or requests or requirements by a Governmental Entity to make changes to the products developed, marketed or sold by one of the Company Entities during the three-year period prior to the date of this Agreement.

(d) Except as would not reasonably be expected to be material to the Company Entities taken as a whole, each EPA-regulated Product of the business currently sold, marketed, promoted or distributed by the Company Entities is the subject of a current EPA registration and state registration or is exempt from the need for an EPA or state registration.

(e) No Company Entity nor, to the Knowledge of the Seller, any of their respective Affiliates or any other Persons acting on their behalf has, in the past six years in connection with the operation of the business of the Company Entities, (i) used any corporate or other funds to offer, pay, promise to pay or authorize the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses, to (A) an executive, official, employee or agent of a Governmental Entity, (B) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (C) a political party or official thereof, or candidate for political office or (D) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in each case in order to obtain or retain business or direct business to the Company Entities or to secure any improper advantage for the Company Entities, (ii) made any expenditures, whether, inter alia, in the form of money, products, services, facilities, discounts or anything of value relating to political activity to government officials, candidates or members of political parties or organizations, except to the extent permitted by applicable Law, (iii) or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law or (iv) paid, accepted or received any unlawful contributions, payments, expenditures, gifts or anything of value.

(f) The Company Entities and, to the Knowledge of the Seller, their respective directors, managers, officers, employees and agents, have been in compliance in all material respects with Anti-Corruption Laws applicable to the Company Entities.  No part of the consideration to be paid in connection with the Transactions shall be used for any purpose that would constitute a violation of any Anti-Corruption Law.

(g) Neither the Company Entities, nor, to the Knowledge of the Seller, any of their respective directors or officers or any employee, agent, distributor, reseller or other third-party representative acting on behalf of the Company Entities, is currently, or has been in the last six years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws or (iv) otherwise in material violation of applicable Sanctions Laws, Ex-Im Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury Internal Revenue Service.

(h) The Company Entities are in compliance in all material respects, and have been in compliance in all material respects during the three-year period prior to the date of this Agreement, with all Laws governing the export and importation of products into the United States. Further, the Seller has made available to Buyer true and complete copies of all material issued and pending export or import licenses and other authorizations, and all material documentation required by, and necessary to evidence compliance with, all applicable Laws and regulations governing the importation of products into the United States.

(i) (i)  The Company Entities are in compliance in all material respects, and have been in compliance in all material respects during the three-year period prior to the date of this Agreement, with all Laws applicable to the Seller Business with respect to the advertising, marketing and communication services (“Regulated Product Marketing Services”) they provide for products regulated by the Federal Trade Commission (“FTC”) and under the Federal Trade Commission Act, including all applicable Laws related to unfair and deceptive trade, advertising and marketing; and (ii) no Company Entity has received or is subject to any administrative or regulatory action, or other similar written or other notice, complaint or inquiry made by the FTC or any comparable Governmental Entity asserting that any element of the Regulated Product Marketing Services is not in compliance with any applicable Laws, and, to the Knowledge of the Seller, no violation is threatened.

Section 3.11 Material Contracts.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a list (including all amendments and supplements), as of the date of this Agreement, of all of the following types of Contracts (except for any Real Property Leases) to which any Company Entity is a party:

(i) any Contract that limits in any material respect the ability of any Company Entity from operating or doing business in any location, other than any Contract disclosed in Section 3.11(a)(viii) of the Disclosure Schedule;

(ii) any Contract that resulted in payments to or by the Company Entities in excess of $250,000 in the aggregate during calendar year 2018, excluding (A) Company Benefit Plans, Seller Benefit Plans, and Foreign Benefit Plans and (B) Contracts that are terminable on 90 days’ or less notice without material penalty and purchase orders entered into in the ordinary course of business;

(iii) any Contract for Indebtedness for borrowed money involving amounts in excess of $100,000 or any Contract providing for the deferred purchase price of assets, property or services, including earnouts, payments under notes payable (other than trade payables and other liabilities incurred in the ordinary course of business), including all seller notes, earnout payments and purchase price adjustments;

(iv) any Contract (or series of related Contracts) entered into since January 1, 2012 relating to the material acquisition or disposition of any Person, business or material real property or other assets (whether by merger, sale of stock, sale of assets or otherwise), excluding leases and acquisitions or dispositions in the ordinary course of business;

(v) any Contract establishing any material partnership or joint venture;
(vi) any Contract with any Governmental Entity;
(vii) any broker, distributor or manufacturer’s representative Contract involving payments in excess of $250,000 per annum;

(viii) any Contract relating to the development, ownership, use, registration, enforcement or exercise of any rights under any Intellectual Property, excluding licenses or shrink wrap Contracts for commercially available, unmodified, off-the-shelf software with a replacement cost of less than $25,000;

(ix) any Contract with any Major Customer or Major Vendor;

(x) any Contract with any employee, independent contractor, consultant or similar service provider providing services to any Company Entity or the Seller Business that provides for an annual rate of compensation of at least $75,000 per year;

(xi) any Contract with any staffing, temporary labor or similar agency providing services to any Company Entity or the Seller Business;

(xii) any Contract that requires any Company Entity to deal exclusively or on a “sole source” basis with another Person for the purchase of any material component, raw material, product or service that is used or provided by the Company Entities;

(xiii) Contracts including “most favored nations” provisions (either in favor of any Company Entity or otherwise) or an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company;

(xiv) all Contracts for management services, financial advisory services or similar arrangements;
(xv) Affiliate Agreements; and
(xvi) Contracts for any settlement agreement in respect of a Proceeding.

(b) The Contracts set forth on Section 3.11(a) of the Disclosure Schedule are collectively referred to in this Agreement as the “Material Contracts.”  No Company Entity is in, or, during the three-year period prior to the date of this Agreement, has received written notice of, any material violation of or material default under, any Material Contract.  A copy of each Material Contract (subject to redaction or non-disclosure to protect proprietary or confidential information concerning the Company Entities or as otherwise necessary to comply with the confidentiality obligations of the Company Entities) has previously been made available to the Buyer.  Each Material Contract is a valid and binding agreement of the applicable Company Entity and is in full force and effect, except (i) to the extent such Material Contract terminates or expires after the date of this Agreement in accordance with its terms, (ii) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (iii) as limited by general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

Section 3.12 Real and Personal Property.

(a) Owned Real Property.  Section 3.12(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of the street address of each parcel of real property owned by any Company Entity (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”).  The applicable Company Entity has good and marketable fee simple title to each Owned Real Property free and clear of all Liens, except for Permitted Liens.  There are no leases, subleases, licenses, concessions or other agreements entered into by the Company Entities granting to any Person (other than another Company Entity) the right of use or occupancy of any portion of such Owned Real Property, except for those constituting Permitted Liens.  The Real Property constitutes all of the real property interests owned or leased by the Company Entities and used in the conduct of the business and operations of the Company Entities as now being conducted.  Each Company Entity has good and insurable fee simple title to its Owned Real Property and good and valid title and interest to the leasehold estates in its Leased Real Property.  The buildings and other improvements located on the Real Property are in good condition.  There are no pending or threatened proceedings to condemn, take or demolish any Real Property or part thereof.  All facilities located on or comprising the Real Property have received all material Permits required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws.  All facilities located on or comprising the Real Property are supplied with utilities and other services necessary for the operation of such facilities.  The Company has not assigned, transferred, conveyed, mortgaged, leased, deeded in trust or encumbered any interest in the Real Property.  There are no outstanding options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein.

(b) Leased Real Property.  Section 3.12(b) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all leases, subleases, licenses, concessions and other similar agreements (written or oral) of real property under which any Company Entity is lessee (collectively, the “Real Property Leases” and the real property subject to such Real Property Leases, the “Leased Real Property”).  No Company Entity is in, or, during the three-year period prior to the date of this Agreement, has received written notice of any, material violation of or material default under any Real Property Lease.  A true and complete copy of each Real Property Lease (subject to redaction or non-disclosure to protect proprietary or confidential information concerning the Company Entities or as otherwise reasonably necessary to comply with the confidentiality obligations of the Company Entities) has previously been made available to the Buyer.  Each Real Property Lease is a valid and binding agreement of the applicable Company Entity and is in full force and effect, except (i) to the extent such Real Property Lease terminates or expires after the date of this Agreement in accordance with its terms, (ii) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (iii) as limited by general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

(c) Title to and Condition of Assets.

(i) The Company Entities have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property that are purported to be owned, leased or licensed by the Company Entities, free and clear of any and all Liens, except for Permitted Liens.  All such items of tangible personal property that are material to the operation of the business of the Company Entities are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(ii) At the Closing, the Buyer will, taking into account all of the Ancillary Agreements, own or have the right to use all of the assets (tangible or intangible) or obtain services (on the terms and subject to the conditions of the Contracts governing the provision of such services) used in, held for use or that are necessary to conduct in all material respects the Seller Business as conducted in all material respects as it has been conducted during the 12 months prior to the Closing.

Section 3.13 Employee Benefits.
(a) Section 3.13(a) of the Disclosure Schedule includes a list, as of the date of this Agreement, of (i) all Company Benefit Plans, (ii) all Seller Benefit Plans, and (iii) all Foreign Benefit Plans.

(b) No Company Benefit Plan or Seller Benefit Plan is (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan as defined under Section 3(37) of ERISA, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, and no Company Entity nor any ERISA Affiliate of any Company Entity has any Liability with respect to any plan described in (i) through (iv) herein.

(c) No Foreign Benefit Plan is a defined benefit pension plan, and no Company Entity has any Liability with respect to any defined benefit pension plan.

(d) Each Company Benefit Plan and Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS, and, to the Knowledge of the Seller, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination. Each Foreign Benefit Plan is registered and approved, as required, by any applicable Governmental Entity.

(e) Each Company Benefit Plan, Seller Benefit Plan, and Foreign Benefit Plan has been maintained, funded and administered in material compliance with its terms and in compliance with applicable Law, including applicable provisions of ERISA and the Code, except, with respect to each Seller Benefit Plan and Foreign Benefit Plan, as would not reasonably be expected to result in Liability to any Company Entity or any Employee.
(f) No non-exempt prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Seller Benefit Plan or any Company Benefit Plan.

(g) None of the Company Benefit Plans, Seller Benefit Plans, nor any administrator or sponsor thereof is or has been required to report any excise Tax due to violation of Laws applicable to group health plans on Form 8928, except, with respect to the Seller Benefit Plans, as would not reasonably be expected to result in Liability to any Company Entity.

(h) With respect to each Company Benefit Plan and the obligations of any Company Entity under each Seller Benefit Plan and Foreign Benefit Plan, there are no material benefit obligations for which contributions, payments, premiums or reimbursements have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in the financial statements of the Company, to the extent required by the Company’s usual method of accounting.

(i) There are no pending or, to the Knowledge of Seller, threatened (A) audits or investigations by any Governmental Entity involving any Company Benefit Plan, Foreign Benefit Plan, or Seller Benefit Plan that would reasonably be expected to result in Liability to any Company Entity, or (B) claims (except for individual claims for benefits payable in the normal operation), suits or proceedings involving any Company Benefit Plan, Foreign Benefit Plan, or Seller Benefit Plan, or any service provider thereto, that would reasonably be expected to result in Liability to any Company Entity.

(j) No Company Benefit Plan, Seller Benefit Plan, or Foreign Benefit Plan provides post-employment or retiree welfare benefits to any current or former Employees, except, as applicable, to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable state Law.

(k) Neither the Seller nor any Company Entity has any obligation to gross up, indemnify or otherwise reimburse any current or former director or Employee for any Tax incurred under Section 409A, 457A or 4999 of the Code.  Each Company Benefit Plan and each Seller Benefit Plan that is subject to Section 409A of the Code is, in all material respects, in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(l) Neither the execution of this Agreement nor the consummation of the Transactions (whether alone or together with any other events) will (i) entitle any current or former director of any Company Entity or any current or former Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, severance or benefits under, or increase the amount payable or trigger any other obligation under, any Seller Benefit Plan, Company Benefit Plan, or Foreign Benefit Plan or (iii) result in the payment of any amount that would not be deductible under Section

280G of the Code (determined without regard to the exceptions set forth in Section 280G(b)(5) of the Code).

(m) As applicable with respect to each of the Company Benefit Plans,  Seller has made available to Buyer true and correct copies of (i) the applicable plan document (including all amendments and modifications thereof), or in the absence of a plan document, a written description of the underlying Company Benefit Plan, (ii) the most recent summary plan description, (iii) the three most recently filed Form 5500 series and all schedules thereto, (iv) the most recent determination, opinion or advisory letter issued by the IRS, (v) the three most recent summary annual reports, financial statements, and/or trustee reports, (vi) the three most recent compliance testing results, and (vii) any material correspondence with or from the IRS, the Department of Labor, or any other Governmental Entity. With respect to each Seller Benefit Plan and each Foreign Benefit Plan, Seller has made available to Buyer true and correct copies of the applicable plan document (including all amendments and modifications thereof).

Section 3.14 Labor and Employment Matters.

(a) Section 3.14(a)(i) of the Disclosure Schedule sets forth a list of the names, job titles, employing entity, locations, hire dates, current annual base salary or hourly wage rate, 2018 base salary or hourly wage rate, 2018 and 2019 bonus and commission compensation paid or payable, status (as exempt or non-exempt under the Fair Labor Standards Act, active or a description of leave and full-time or part-time) and the amounts of accrued and unused vacation time (for non-exempt employees only) of all Employees of the Company Entities. Section 3.14(a)(ii) of the Disclosure Schedule sets forth any individual who is listed on Section 3.14(a)(i) of the Disclosure Schedule who is not entirely dedicated to the Seller Business and the percentage of time spent by such individual performing work for the Seller Business on an annual basis. Section 3.14(a)(iii) of the Disclosure Schedule sets forth any employee of the Seller or an Affiliate of Seller (other than any Company Entity) who is dedicated to the Seller Business, and includes such individual’s title and employing entity.  All current Employees in the United States are “at will” employees, and except for employee offer letters entered into in the ordinary course of business, no Company Entity is party to any written employment agreements.

(b) As of the date of this Agreement, there are no pending or, to the Knowledge of the Seller, threatened strikes, labor disputes, work stoppages, requests for representation, pickets, unfair labor practices, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of any Company Entity or any Employee.  Neither the Seller (with respect to any current or former Employee) nor any Company Entity is party to any collective bargaining agreement or similar agreement for labor representation, and there is no organizing activity by any labor union with respect to any Employees.  The consummation of the Transactions shall not create any notice or consent rights with respect to any union, works council, employee representative or other labor representative body.

(c) During the three-year period prior to the date of this Agreement, all independent contractors, subcontractors, and consultants utilized by the Seller or any Company Entity to provide services to the Seller Business have been properly characterized as independent contractors.

(d) During the three-year period prior to the date of this Agreement, the Seller (with respect to any current or former Employee or any current or former independent contractor or consultant dedicated to the Seller Business) and each Company Entity have complied in all material respects, with all applicable Laws which relate to employment or labor, including those concerning wages, hours, occupational safety and health, work authorization, equal employment opportunity, immigration, labor relations, discrimination, harassment, plant layoffs or closings, temporary workers, independent contractors, disability, employment practices, employment taxes, worker classification, collective bargaining, unemployment compensation and worker’s compensation.  During the three-year period prior to the date of this Agreement, the Seller (with respect to any current or former Employee dedicated to the Seller Business) and each Company Entity have complied in all material respects, with all requirements related to the proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar state Laws.

(e) There are no pending or, to the Knowledge of the Seller, threatened material Proceedings (i) against any Company Entity relating to employees or employment practices or with respect to breaches of any such employment or labor Law, or (ii) against the Seller or an Affiliate of the Seller (except for any Company Entity) with respect to any current or former Employee.

(f) During the three-year period prior to the date of this Agreement, neither the Seller nor any Company Entity has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local statute, rule or regulation, nor has any such mass layoff or plant closing with respect to the Seller (with respect to any current or former Employee) or any Company Entity been planned or announced.

(g) Neither the Seller nor any Company Entity has sought to enforce any confidentiality, intellectual property assignment, non-competition, non-solicitation or non-disparagement Contract covering a former Employee during the three-year period prior to the date of this Agreement.

(h) During the three-year period prior to the date of this Agreement, the Seller (with respect to any current or former Employee or any independent contractor or consultant dedicated to the Seller Business) and each Company Entity, as applicable, has, in all material respects, paid in full all payments due or owing to any of its current and former Employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors.

Section 3.15 Environmental Matters.
(a) Each Company Entity is in compliance with all Environmental Laws, except for any non-compliance that would not result in a material liability to the Company.
(b) Within the last three years, no Company Entity has received any written notice of any alleged material violation of any Environmental Law that is unresolved.

(c) There are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing against any Company Entity alleging a material violation of any Environmental Law.

(d) No Company Entity, and to the Knowledge of the Seller, no other Person, has Released any Hazardous Material at the Owned Real Property or Leased Real Property that the Company is required to remediate or that otherwise would reasonably be expected to result in material liability to the Company under any applicable Environmental Laws.

(e) The Company has not received any written notice that it has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to an off-site location in violation of Environmental Laws that remains unresolved.

(f) No Company Entity is subject to any consent decree or order which imposes material obligations on any Company Entity under any Environmental Laws.

(g) No underground storage tanks are, or, to the Knowledge of the Seller, were in the past, located at any Owned Real Property and the Company does not currently and, to the Knowledge of the Seller, did not in the past operate any underground storage tanks on the Leased Real Property.

(h) The Seller and the Company have made available to Buyer copies of all Phase I and Phase II Environmental Site Assessments and other material environmental site assessment reports relating to the environmental condition of the Owned Real Property and the Leased Real Property that are in the possession of the Seller or the Company.

Section 3.16 Insurance.  Section 3.16 of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each insurance policy maintained by a Company Entity or with respect to which a Company Entity is a named insured (including policy number, amount and type of coverage, deductible amount (if any) and including an indication of whether the coverage was on a claims made, occurrence or some other basis).  All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers. There have been no Proceedings against any such insurance policy by a Company Entity as to which the insurers have denied coverage or otherwise reserved rights.  No written notice of cancellation or termination has been received by the Company with respect to any such insurance policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.  No coverage limits of any insurance policy have been exhausted and no policies existing as of the date hereof will expire prior to the Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business). All premiums on such insurance policies due and payable as of the date of this Agreement have been paid.

Section 3.17 Taxes.

(a) All U.S. federal income and other material Tax Returns required to have been filed by any Company Entity have been duly and timely filed, and each such Tax Return was true, correct and complete in all material respects.  All material Taxes of each Company Entity due and payable with respect to any such Tax Returns (or otherwise payable by a Company Entity) have been timely paid.

(b) There is no audit or other Proceeding in progress, pending or, to the Knowledge of the Seller, threatened against any Company Entity in respect of any U.S. federal income or other material Taxes or U.S. federal income or other material Tax Returns.  Neither the Seller nor any Company Entity has received in the past three years a notice from any Governmental Entity that any Company Entity is required to pay Taxes or file Tax Returns in a jurisdiction in which such Company Entity does not file Tax Returns or pay Taxes.  No Company Entity has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) There are no Liens for Taxes on any of the assets of any Company Entity except for Permitted Liens.

(d) The Company Entities have withheld and timely remitted to the appropriate Governmental Entity in compliance in all material respects with all applicable Laws: (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders and other Persons and (ii) all sales, use, ad valorem and value added Taxes.

(e) No Company Entity has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency,  except for ordinary course extensions of time to file Tax Returns that have since been filed.  Neither the Seller nor any Company Entity has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Company Entity.  No power of attorney granted by any Company Entity with respect to any Taxes is currently in force.

(f) The Company and the Seller are eligible to make an election under Section 336(e) of the Code with respect to the sale of the Purchased Interests.

(g) The aggregate unpaid Taxes of each Company Entity do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Annual Financial Statements (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(h) No Company Entity has,  within the past six years,  been a member of any Affiliated Group (except for a Seller Affiliated Group).  No Company Entity is liable for Taxes of any other Person (except for another member of a Seller Affiliated Group) as a result of successor liability, transferee liability, joint or several liability or otherwise.  No Company Entity is party to any Tax Sharing Agreements that will not be terminated at Closing.

(i) The Company is not (and has never been) a “United States real property holding corporation” within the meaning of Code Section 897(c).
(j) No Company Entity has been, in the past three years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Company Entity has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355(i) in the two years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(k) No Company Entity has engaged in any transaction that could affect the Income Tax liability for any taxable year not closed by the applicable statute of limitations (i) which is a “reportable transaction” or (ii) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Code Sections 6662, 6662A, 6011, 6012, 6111 or 6707A or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(l) No Company Entity owns an interest in any Flow-Thru Entity other than American Business Sergeant’s Pet Care Products Trade (Shanghai) Co, Ltd.

(m) Each Company Subsidiary organized under the Laws of a non-U.S. jurisdiction is treated for U.S. federal Income Tax purposes as a corporation under Treasury Regulations Section 301.7701-3 (by default status) and no election has been made (or is pending) to change the U.S. federal Income Tax treatment of any Company Subsidiary.

(n) No Company Entity engages in (or has engaged) in a trade or business in a country other than the country in which such Company Entity is incorporated or otherwise organized.

(o) No Company Subsidiary organized under the Laws of a non-U.S. jurisdiction owns any interest in “United States real property” with the meaning of Code Section 897 or “United States property” for purposes of Code Section 956.

(p) There are no gain recognition agreements under Code Section 367 that were entered into with respect to, by or otherwise related to any gain deferred by any Company Entity.

(q) Each Company Entity has complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing arrangements for purposes of Code Section 482 (or any similar provision of non-U.S. Law)).

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Disclosure Schedule identifies all Owned Intellectual Property that is (i) subject to an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Entity, quasi-governmental authority or registrar (by name, owner and, where applicable, registration or application number and jurisdiction) (the “Registered Intellectual Property”), (ii) a material unregistered Trademark or (iii) Software;  provided that, as of the date hereof, Section 3.18(a) of the Disclosure Schedule consists only of Registered Intellectual Property registered or applied for in the United States.    One of the Company Entities is the record title owner of each item of Registered Intellectual Property.  All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals, and timely payment of requisite fees. No loss or expiration of any

Registered Intellectual Property or, to the Knowledge of the Seller, any other Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company Entities, including failure by a Company Entity to pay any required maintenance fees).

(b) The Company Entities own all right, title and interest in, or have a valid and enforceable license or right to use, all Company Entity Intellectual Property.  One of the Company Entities is the sole and exclusive owner of each item of Owned Intellectual Property free and clear of all Liens.  All Registered Intellectual Property is valid and enforceable.

(c) The Company Entities have not used, incorporated, distributed or combined any open source, copyleft or community source code in such a way that requires, as a condition of use, modification and/or distribution of such open source, copyleft or community source code, that the Owned Software be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge. All Owned Software does not contain any Unauthorized Code or any back door, time bomb, drop dead device or other Software routine designed to disable a computer program.  No Person other than a Company Entity possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software, and all such source code is in the sole possession of the Company Entities and has been maintained strictly confidential. The Company Entities have no obligation to afford any Person access to any such source code. The Company Entities are in possession of all other material relating to the Software used in the business of the Company Entities, including installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the business of the Company Entities.

(d) The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current needs of the business of the Company Entities. The Company Entities have disaster recovery and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Company Entities have maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The IT Assets have not suffered any security breach or material failure within the past three years.

(e) The Company Entities and their Affiliates have taken commercially reasonable  action to maintain and protect all of the Company Entity Intellectual Property. The Company Entities and their Affiliates have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information that are Company Entity Intellectual Property (and any confidential information owned by any Person to whom the Company Entities have a confidentiality obligation).  No such trade secrets or other confidential information have been disclosed by the Company Entities or their Affiliates to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person.  No current or former employee, contractor or consultant of a Company Entity or any Affiliate of any Company Entity has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company Entities have obtained from all Persons (including all current and former employees and contractors) who have created any Owned Intellectual Property valid and enforceable written assignments of any such Intellectual Property to the Company Entities, and the Seller has delivered true and complete copies of such assignments to the Buyer.  To the Knowledge of the Seller, no Person is in violation of any such written confidentiality or assignment agreements.

(f) The Company Entities and the current products and services, products and services sold during the three-year period prior to the date of this Agreement, current conduct of the business of the Company Entities and the conduct of the business of the Company Entities during the three-year period prior to the date of this Agreement, in each case including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or rights of publicity of any Person. No Company Entity is the subject of any pending Proceeding that (i) alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person; or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property; and no such claim has been asserted or threatened against a Company Entity at any time during the three-year period prior to the date of this Agreement.  During the three-year period prior to the date of this Agreement, no Person has notified a Company Entity that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by a Company Entity or that a Company Entity requires a license to any of such Person’s Intellectual Property rights. To the Knowledge of the Seller, no third party is infringing, misappropriating or otherwise violating any of the Owned Intellectual Property, and no written claims alleging such infringement, misappropriation or other violation have been made against any Person by a Company Entity.

(g) No Company Entity has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any of the Company Entity Intellectual Property or any Intellectual Property that was formerly Company Entity Intellectual Property.

(h) No funding, facilities or personnel of any Governmental Entity or university has been used in connection with the development of any Owned Intellectual Property.

(i) The Company Entities have complied and are in compliance, in each case, in all material respects with all applicable Laws relating to patent marking with respect to the products and services of the business of the Company Entities.

(j) As of the Closing, none of the Seller nor any of its Affiliates (other than the Company Entities) shall have any right, title or interest in or to any Owned Intellectual Property.

(k) The consummation of the Transactions will not result in the loss or impairment of, or any additional fees associated with, a Company Entity’s right to own or use any Company Entity Intellectual Property.  Immediately subsequent to the Closing, the Company Entity Intellectual Property will be owned or available for use by the Company Entities on terms and conditions identical to those under which the Company Entities own or use the Company Entity Intellectual Property immediately prior to the Closing, without payment of additional fees, and such Company Entity Intellectual Property is sufficient to enable the Company Entities to continue to operate their business immediately subsequent to the Closing in the same manner as their business was operated immediately prior to the Closing.

(l) During the past three years, (i) the Company Entities have not experienced any Security Breaches or material Security Incidents, and the Company Entities have not received any notices or complaints from any Person regarding such a Security Breach or material Security Incident and (ii) the Company Entities have not received any complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Authority or self-regulatory authority) regarding the Company Entities’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(m) During the past three years, the Company Entities have been in compliance in all material respects with their Privacy Policies and Privacy Contracts. The Company Entities have delivered to the Buyer true, correct and complete copies of all Privacy Policies and Privacy Contracts.

(n) The Company Entities are, and during the past three years, always have been in compliance in all material respects with all applicable Privacy and Security Requirements. The Company Entities do not have any legal or contractual obligation to comply with non-United States Privacy Laws, including the European Union’s General Data Protection Regulation.

(o) The Company Entities maintain industry standard data back-up and/or contingency operations plans and have proven such plans effective through periodic testing. The Company Entities and, to the Knowledge of the Seller, all third parties that receive Personal Information from or on behalf of the Company Entities have implemented industry standard physical, technical and administrative safeguards that are designed to protect Personal Information from unauthorized access by any Person and that comply in all material respects with all applicable Privacy and Security Requirements. The Company Entities do not have any obligation, contractual or otherwise, to comply with the Payment Card Industry Data Security Standard.

Section 3.19 Affiliate Transactions.    There are no Contracts in effect between or among any Company Entity, on the one hand, and any existing or former officer, director, manager or Affiliate of any Company Entity or, to the Knowledge of the Seller, any Affiliate of any officer, director, manager or Affiliate of any Company Entity, on the other hand,  except for (a) employment Contracts or relationships, the provision of compensation and benefits to officers, directors, managers or Employees of the Company Entities and powers of attorney and similar grants of authority, in each case, made or entered into by any Company Entity in the ordinary course of business, and (b) Intercompany Contracts.

Section 3.20 Major Customers and Major Vendors.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a list of the Major Customers.  In the last 12 months, no Company Entity has received any written notice that any Major Customer (i) has cancelled or terminated, or intends to cancel or terminate, any Material

Contract with any Company Entity, or (ii) intends to (x) materially limit its purchase of, or cease to purchase, goods or services from the Company Entities or (y) otherwise materially modify its business relationship with the Company Entities.  To the Knowledge of the Seller, no event has occurred that would reasonably be expected to materially and adversely affect a Company Entity’s relationship with a Major Customer. No Company Entity provides any special rebate, discount or similar programs (whether or not in writing) to any of the Major Customers.

(b) Section 3.20(b) of the Disclosure Schedule sets forth a list of the Major Vendors.  In the last 12 months, no Company Entity has received any written notice that any Major Vendor (i) has cancelled or terminated, or intends to cancel or terminate, any Material Contract with any Company Entity, or (ii) intends to (x) materially limit its supply or sale of, or cease supplying or selling, products or services to the Company Entities or (y) otherwise materially modify its business relationship with the Company Entities.  To the Knowledge of the Seller, no event has occurred that would reasonably be expected to materially and adversely affect a Company Entity’s relationship with a Major Vendor.   During the three-year period prior to the date of this Agreement, the Company Entities have not experienced, and to the Knowledge of the Seller there do not currently exist, any material quality control or similar problems with the products currently being supplied or on order from any of the Major Vendor.

Section 3.21 Brokers.  Except for fees or commissions for which the Seller will be solely responsible, no Company Entity has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 3.22 Product Liability. Each product developed, sold or delivered by each Company Entity during the three-year period prior to the date of this Agreement has been in conformity in all material respects with all product specifications and all express and implied warranties.  Each of the products sold by the Company Entities (i) has been in conformity in all material respects with all product specifications and all express and implied warranties, (ii) has been in compliance in all material respects with all applicable Laws, and (iii) is safe and effective for use when used in accordance with the approved label instructions. To the Knowledge of the Seller, there is no defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use.  To the Knowledge of the Seller, no Company Entity has committed any act or failed to commit any act, which act or failure would result in any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any Company Entity.

Section 3.23 Accounts and Notes Receivable; Accounts Payable.

(a) Subject to reserves reflected on the Interim Financial Statements, the Accounts Receivable accounts and notes receivable of the Company Entities as of the date hereof (the “Accounts Receivable”) represent valid obligations and bona fide transactions made in the ordinary course of business collectible in the ordinary course of business without resort to Proceedings or collection agencies, subject to the amount of reserves therefor.  The aggregate amount of any counterclaims or offsetting claims that are pending or have been threatened in writing with respect to the Accounts Receivable do not exceed the aggregate amount of the reserves therefor.

(b) All of such Accounts Receivable relate solely to sales of goods or services to the customers of a Company Entity, none of whom are Affiliates of any Company Entity. No Account Receivable has been pledged to any third party by a Company Entity.

(c) To the Knowledge of the Seller (i) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to a Company Entity for any reason and (ii) no account debtor or note debtor is insolvent or bankrupt.

(d) All accounts payable by each Company Entity to third parties arose in the ordinary course of business.

Section 3.24 Inventory.  All inventories of the Company Entities set forth in the Financial Statements were properly stated at the lesser of cost or fair market value in accordance with past practices. All such inventories are owned free and clear of all Liens (other than Permitted Liens). All of the inventories recorded on the Financial Statements consist of items of a good and merchantable quality usable or saleable in the ordinary course of business with a shelf life of no less than six months and are in quantities sufficient for the normal operation of the business of the Company Entities in accordance with past practice, including packaging, raw materials, work in progress and finished products (in each case, designated as such). The values at which inventories are stated in the Financial Statements were calculated in accordance with the inventory valuation policy of the Company Entities.  No previously sold inventory is subject to returns in excess of those historically experienced by the Company Entities.

Section 3.25 Disclaimer of Warranties. Except as set forth in this Article III (as qualified or modified by the Disclosure Schedule):

(a) the Purchased Interests (including, indirectly through the sale of the Purchased Interests, the assets, properties, liabilities, condition, operations or prospects of the Company Entities) are being sold on an “as is, where is” basis as of the Closing; and

(b) none of the Seller, the Company, their respective Affiliates or any of their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Purchased Interests or the assets, properties, liabilities, condition, operations or prospects of the Company Entities, including with respect to (i) the operation or profitability of the Seller Business after the Closing; or (ii) the accuracy or completeness of any information, documents or materials regarding the Seller Business, the Purchased Interests or the assets and properties of the Company Entities, including any information furnished or made available to the Buyer, its Affiliates or their respective Representatives) in any confidential information memorandum or presentation, “data room,” “virtual data room,” management presentation or in any other form in expectation of, or in connection with, the Transactions (collectively, the “Evaluation Material”); or projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be in the Evaluation Material.    Any such other representations or warranties are expressly disclaimed.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article IV is true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedule.

Section 4.1 Good Standing; Organization.  The Buyer is duly formed, validly existing and in good standing under the Laws of the State of Idaho.    The Buyer Guarantor is duly incorporated and validly existing under the laws of Delaware.

Section 4.2 Authority and Enforceability.  The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Buyer of this Agreement, and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action is necessary on the part of the Buyer to authorize this Agreement or to consummate the Transactions.  This Agreement and each Ancillary Agreement has been, or at the Closing will be, duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by the Seller, this Agreement and the Ancillary Agreements constitutes or will constitute, as applicable, a valid and binding obligation of the Buyer, enforceable against the Buyer, in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

Section 4.3 Noncontravention.

(a) Neither the execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions by the Buyer, will (with or without the giving of notice or the lapse of time or both):

(i) violate the Organizational Documents of the Buyer;

(ii) violate any Law or Order applicable to the Buyer, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement; or

(iii) result in a breach of or default under, require consent under or violate any material Contract to which the Buyer is a party, except to the extent that any such breach, default or consent would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement.

(b) Except for compliance with any applicable requirements of the HSR Act, no Permit or Filing is required by the Buyer in connection with the execution and delivery by the

Buyer of this Agreement, the performance by the Buyer of its obligations under this Agreement and the consummation by the Buyer of the Transactions, except for Permits and Filings the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement.

Section 4.4 Proceedings and Orders.  There are no Proceedings pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer, and the Buyer is not subject to any outstanding Orders, in each case, that (a) challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or (b) could adversely affect the Buyer’s ability to perform its obligations under this Agreement.

Section 4.5 Financing; Sufficient Funds.

(a) Exhibit A to this Agreement sets forth a  true, accurate and complete executed copy of the commitment letter, dated as of the date hereof, by and among Ares Capital Management LLC (together with its affiliates, and its and its affiliates’ officers, directors, employees, controlling persons, trustees, advisors, agents and representatives and their respective successors and assigns, collectively, the “Financing Source”) and the Buyer (such letter, together with all annexes, exhibits, schedules and other attachments thereto, as may be amended or modified to the extent permitted hereunder, the “Debt Financing Commitment”), pursuant to which the Financing Source party thereto have arranged and committed, subject to the terms and conditions set forth therein, to lend the amount set forth therein for the purposes of financing the Transactions and related fees and expenses (the “Debt Financing”).

(b) As of the date hereof, (i) the Debt Financing Commitment is in full force and effect, (ii) the Debt Financing Commitment has not been amended or modified in any respect, (iii) no provisions or rights therein have been waived, (iv) the commitments contained in the Debt Financing Commitment have not been withdrawn, terminated, rescinded or otherwise modified in any respect, and (v) no amendment, modification, withdrawal or rescission is currently contemplated.  The Debt Financing Commitment is a valid, binding and enforceable obligation of the Buyer and, to the Knowledge of the Buyer, each other party thereto except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (ii) as limited by general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

(c) Except for fee letters relating to fees with respect to the Debt Financing (complete copies of which have been provided to the Seller, with only fee, flex and certain other economic terms redacted (as the same may be amended or modified to the extent permitted hereunder, the “Redacted Fee Letters”); provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing), as of the date of this Agreement there are no side letters or other Contracts or understandings related to the funding of the Debt Financing other than the Debt Financing Commitment and the Redacted Fee Letters delivered to the Buyer prior to the date of this Agreement.

(d) As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of the Buyer or, to the Knowledge of the Buyer, any other party thereto under the Debt Financing Commitment. As of the date hereof, to the Knowledge of the Buyer, there is no fact, event or other occurrence that makes any of the representations or warranties of the Buyer under the Debt Financing Commitment inaccurate in any respect taking into account any materiality or other qualifications set forth therein. There are no conditions precedent or contingencies directly or indirectly related to the funding of the full amount of the Debt Financing (including any flex provisions) other than the conditions precedent expressly set forth in the Debt Financing Commitment and to the Knowledge of the Buyer, the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any condition precedent to funding contained in the Debt Financing Commitment.

(e) Assuming the commitments contained in the Debt Financing Commitment are funded in accordance with their terms (after giving effect to the flex provisions), the Buyer will have at the Closing funds sufficient to (i) pay the Purchase Price in accordance with Article II, (ii) pay any and all fees and expenses required to be paid by the Buyer or its Affiliates in connection with the Transactions and the consummation of the Debt Financing, (iii) satisfy all of the other payment obligations of the Buyer contemplated hereunder (whether payable before, at or after the Closing) and (iv) otherwise consummate the Transactions.

Section 4.6 Investment Representations.  The Buyer acknowledges that the Purchased Interests being acquired pursuant to this Agreement have not been registered under the Securities Act, as amended, or under any state or foreign securities Laws, and that the Purchased Interests may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer for sale, pledge, hypothecation or other disposition is completed pursuant to the terms of an effective registration under the Securities Act and in compliance with any applicable state and foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.  The Buyer is purchasing the Purchased Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws.  The Buyer is an “accredited investor” as defined in Regulation D under the Securities Act.

Section 4.7 Brokers.  Neither the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions other than to Jefferies, LLC.

Section 4.8 Independent Investigation; Acknowledgements and Confirmations.

(a) The Buyer has conducted to its satisfaction its own independent review and analysis of, and based thereon has formed an independent judgment concerning the Transactions, the Purchased Interests and the assets, properties, liabilities, condition, operations and prospects of the business of the Company Entities.  In entering into this Agreement, the Buyer has relied solely upon its own review and analysis and the specific representations and warranties of the Seller expressly set forth in Article III (as qualified or modified by the Disclosure Schedule) and not on any other representations, warranties, statements or omissions (whether by another Person, the Seller or the Company) or the Evaluation Material.

(a) The Buyer acknowledges and confirms that, except for the representations and warranties expressly set forth in Article III (as qualified or modified by the Disclosure Schedule), none of the Seller, the Company, their respective Affiliates or any of their respective Representatives have made, or shall be deemed to have made, and the Buyer has not relied on, is not relying on and disclaims reliance upon, any other representation or warranty, express or implied, at law or in equity, in respect of the Purchased Interests or the assets and properties of the Company Entities, including with respect to: (i) the operation or profitability of the Seller Business after the Closing; or (ii) the accuracy or completeness of any Evaluation Material or the appropriateness or suitability of such information for the purposes of enabling the Buyer to evaluate the consummation of the Transactions.

ARTICLE V COVENANTS
Section 5.1 Access to Information.

(a) During the Interim Period (and, solely in connection with the preparation of the Rule 3-05 Financial Statements, for an additional period of 45 days following the Closing Date), the Seller shall, and shall cause the Company Entities and each of their officers, employees, agents, representatives, accountants and counsel to (i) upon reasonable notice, give Buyer, its counsel and other authorized Representatives (including the Financing Source) reasonable access to  the properties, offices, plants, other facilities, books and records of the Company Entities, (ii) upon reasonable notice, furnish to the Buyer, its counsel and other authorized Representatives (including the Financing Source) such financial and operating data and other information regarding the assets, properties, and liabilities relating to the Company Entities as such Persons may reasonably request and (iii) reasonably cooperate with the Buyer in its investigation of the Company Entities; provided,  however, Seller shall not be required to provide information:

(i) that the Seller reasonably believes the Seller or any Company Entity is prohibited from providing to the Buyer by reason of applicable Law;
(ii) that constitutes, or allows access to, information protected by attorney-client privilege; provided, further, that such access shall:

(A)be conducted at the Buyer’s expense, during normal business hours and under the supervision of personnel of the Seller or the Company Entities, as applicable;

(B)not materially disrupt the normal operations of any Company Entity;

(C)comply with all applicable Laws, including those regarding the exchange of competitively sensitive information; and

(D)not include the right to conduct any invasive environmental sampling (including soil, groundwater, surface water, air or sediment sampling).

All of such information shall be treated as Evaluation Material subject to the terms of the Confidentiality Agreement, the provisions of which are incorporated into this Agreement and acknowledged by the Parties as a continuing obligation in accordance with its terms.  Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be permitted during the Interim Period to contact any Company Entity’s vendors, employees, customers or suppliers, or any Governmental Entities (except in connection with applications for Permits or Filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of, or any such Person’s relationships with, any Company Entity without receiving prior consent from the Seller.

(b) Seller shall deliver, or cause to be delivered, to the Buyer, at the Closing, all material files, books, records, information and data relating to the Seller Business that are in the possession or control of the Seller; provided that such access shall not be construed to require the disclosure of records that would cause the waiver of any attorney-client, work product or like privilege; provided, further that in the event of any Proceeding, nothing herein shall limit any Party’s rights of discovery under applicable Law.

(c) For a period of six years after the Closing, the Buyer will, and will cause its subsidiaries and Representatives to, afford to the Seller, reasonable access to the books, records, files and documents of, or relating to, the Company Entities in order to permit such Persons to:

(i) prepare for, participate in and defend any Proceedings relating to or involving such Persons;
(ii) discharge their obligations under this Agreement; and
(iii) comply with financial and Tax reporting requirements, and will afford such Persons reasonable assistance in connection therewith; provided, however, that such access shall:

(A)be conducted at the Seller’s expense, during normal business hours and under the supervision of personnel of the Buyer and the Company Entities, as applicable;

(B)not materially disrupt the normal operations of the Buyer or any Company Entity; and

(C)comply with all applicable Laws, including those regarding the exchange of competitively sensitive information.

The Buyer will cause such records to be maintained for not less than six years from the Closing Date and will not dispose of such records thereafter without first offering in writing to deliver them to the Seller; provided,  however, that in the event that the Buyer transfers all or a portion of the business of any Company Entity to any third party during such period, the Buyer may transfer to such third party all or a portion of the books, records, files and documents related thereto, so long as such third-party transferee expressly assumes in writing the obligations of the Buyer under this Section 5.1(c).

Section 5.2 Conduct of Business Pending the Closing.  During the Interim Period, and except as (i) required by Law or expressly required by this Agreement, (ii) set forth on Section 5.2 of the Disclosure Schedule or (iii) consented to by the Buyer, the Seller shall cause each Company Entity to (x) conduct its business in the ordinary course of business consistent with past practices, (y) use its respective commercially reasonable efforts to (A) preserve intact the Company Entities’ business, operations, organization, goodwill and reputation, and (B) maintain substantially the same levels of coverage of insurance as provided on the date hereof, and (z) not:

(a) incur any additional Indebtedness in excess of $250,000, except for Indebtedness with the Company Entities’ Affiliates that will be cancelled at Closing;
(b) sell, lease or otherwise dispose of any of its properties or assets that are material to its business other than the sale of inventory in the ordinary course of business;
(c) grant, issue, sell or otherwise dispose of any of the Equity Securities of any Company Entity;
(d) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Securities, shares of its capital stock or its other securities, as applicable;

(e) write-off or otherwise reduce the amount of any receivables, except in the ordinary course of business and at levels which are consistent with reserves for uncollectible amounts included in the Interim Financial Statements;

(f) pay, discharge or satisfy any claims or liabilities in excess of $500,000 or forgive, cancel, compromise, waive or release any debts, claims or rights in excess of $250,000; provided, that nothing herein will prohibit the discharge of any Closing Indebtedness or the settlement and termination of any Affiliate Agreement;

(g) merge or consolidate with or into any other Person, dissolve or liquidate;

(h) amend, terminate or waive any material term under any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract; provided,  however, that this provision will not limit the Company Entities’ ability to (i) negotiate the terms, including price, of its Contracts with its customers, or (ii) enter into Contracts, in each case, in the ordinary course of business consistent with past practice;

(i) make any change in its material accounting principles or practices, except as required by GAAP or applicable Law or as otherwise apply generally to the Seller and its Affiliates;

(j) except as required by the terms and provisions of any Seller Benefit Plan, Company Benefit Plan, or Foreign Benefit Plan or Contract, (i) adopt, amend or terminate any Company Benefit Plan, (ii) adopt, amend or terminate any Seller Benefit Plan or Foreign Benefit Plan in a manner that would result in disproportionate Liability to any Company Entity, (iii) increase the base salary, bonus or incentive compensation, severance or benefits of any current or former Employee other than (x) in connection with any promotions with respect to any Employees whose base compensation (after such promotion) does not exceed $100,000, and provided that the aggregate amount of such increases in connection with such promotions does not exceed $100,000 on an annualized basis, or (y) in the ordinary course of business, or (iv) enter into any employment, consulting, collective bargaining, labor, independent contractor, severance, retention or change in control agreement or arrangement with any current or former Employee or any independent contractor providing services to any Company Entity or to the Seller Business, except with respect to consulting agreements providing for an annual rate of compensation less than $75,000;

(k) (i) hire any Employee or (ii) terminate the employment of any Employee, except for cause or as already determined prior to the date of this Agreement, in the case of each of the preceding clauses (i) and (ii), to the extent such Employee has an annual rate of base compensation in excess of $100,000;

(l) amend or modify its Organizational Documents;
(m) mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its material assets;

(n) purchase any Equity Securities of any Person other than another Company Entity, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices; or

(o) (i) change any method of accounting of any Company Entity for Tax purposes; (ii) enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax or Tax Returns of any Company Entity; (iii) surrender a right of any Company Entity to a Tax refund; (iv) change an accounting period of any Company Entity with respect to any Tax; (v) file an amended Tax Return; (vi) change or revoke any election with respect to Taxes that would be binding on such Company Entity for a taxable period ending after the Closing Date; (vii) make any election with respect to Taxes that is inconsistent with past practices that would be binding on such Company Entity for a taxable period ending after the Closing Date; or (viii) enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes other than in connection with an audit disclosed in the Disclosure Schedule or with the consent of the Buyer, such consent not to be unreasonably withheld, delayed or conditioned; or

(p) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, the Company Entities shall be permitted, at least one Business Day prior to the Closing Date, to (A) declare, set aside and pay dividends or distributions and (B) repay or otherwise settle any Indebtedness of the Company Entities.  Nothing contained in this Agreement will give the Buyer, directly or indirectly, rights to control or direct the business or operations of any Company Entity prior to the Closing.  Prior to the Closing, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

Section 5.3 Publicity.  The Buyer and the Seller shall reasonably cooperate to prepare, and mutually agree to the text of, a public announcement regarding the Transactions immediately following the execution of this Agreement.  Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Seller, in the case of a public announcement or communication by the Buyer, or the Buyer, in the case of a public announcement or communication by the Seller (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (a) if such announcement or other communication is required by applicable Law or Order, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow the Buyer or the Seller, as applicable, to review such announcement or communication and comment thereon, and the disclosing Party shall consider such comments in good faith, (b) internal announcements to Employees of the Company Entities made by the Seller or a Company Entity or employees of the Buyer and its Affiliates made by the Buyer and (c) announcements and communications to Governmental Entities in connection with Filings or Permits relating to the Transactions required to be made under this Agreement.  For the avoidance of doubt, the Seller, the Buyer and each Company Entity may make such announcements from time to time to their respective employees, customers, suppliers and other business relations as the Seller, the Buyer or such Company Entity may reasonably determine is necessary to (i) comply with the requirements of any agreement to which the Seller, the Buyer or such Company Entity is a party or (ii) consummate the Transactions; provided, however, none of the Parties will make any announcements related to non-public information without the prior written consent of the Seller, in the case of an announcement or communication by the Buyer, or the Buyer, in the case of a announcement or communication by the Seller (such consents, in either case, not to be unreasonably withheld, conditioned or delayed).

Section 5.4 Exclusivity.  During the Interim Period, the Seller shall not, and shall cause the Company Entities and their respective Representatives not to, solicit, initiate, encourage, discuss or negotiate with any other Person a possible sale (directly or indirectly) of the Seller Business, in the form of a sale of all or any material portion of the Seller’s assets related to the Seller Business, including any sale of the Company Entities (other than the sale of inventory in the ordinary course of business) (an “Acquisition Proposal”), provide any information to any other Person concerning such business (other than information which the Company Entities provides to other Persons in the ordinary course of business, so long as the Seller has no reason to believe that the information may be utilized to evaluate an Acquisition Proposal) or enter into an agreement, arrangement or understanding, whether written or oral, with any Person (other than the Buyer) relating to an Acquisition Proposal.  The Seller and the Company Entities shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such Acquisition Proposal and promptly (but in any event within five Business Days) after the date of this Agreement, if not already done so prior to the date of this Agreement, instruct any Person who entered into a confidentiality agreement with the Seller that has not expired or been terminated in connection with any actual or potential Acquisition Proposal to return or destroy all such information or documents in accordance with the terms of such confidentiality agreement.  From and after the date hereof, the Seller shall promptly inform the Buyer of any contact with any third party relating to the foregoing, and promptly communicate to the Buyer the terms of any proposal or inquiry which a Company Entity may receive after the date hereof with respect to an Acquisition Proposal.

Section 5.5 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement, the performance of the obligations under this Agreement and the consummation of the Transactions; provided, however, that, at the Closing, the Closing Transaction Costs as set forth in the Estimated Closing Statement shall be paid in accordance with Article II.  Notwithstanding the immediately preceding sentence, (a) the Buyer and the Seller shall each pay one-half of all filing fees required by Governmental Entities with respect to Filings or Permits required in connection with the execution and delivery of this Agreement, the performance of the obligations under this Agreement and the consummation of the Transactions; provided, however, that the Buyer shall pay 100% of all filing fees in connection with Filings under the HSR Act, and (b) the Buyer and the Seller shall each pay one-half of the premium and other fees payable with respect to the R&W Policy to the R&W Insurer and any taxes thereon as set forth in Section 5.17.

Section 5.6 HSR Filings.
(a) Obligations of Both Parties. Without limiting the generality of Section 5.9(a), each Party must:

(i) as soon as reasonably practicable following the execution of this Agreement, use their best efforts to file with the United States Federal Trade Commission and the United States Department of Justice, the Notification and Report Form required for the Transactions pursuant to the HSR Act;

(ii) supply as promptly as practicable any additional information or documents that may be requested pursuant to the HSR Act;

(iii) use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods and to obtain any Permit required under the HSR Act as soon as practicable;

(iv) comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews, investigational hearings or depositions, made by the applicable Antitrust Authorities and take all other reasonable actions to obtain all applicable consents, approvals, clearances or waivers from the applicable Antitrust Authorities required under the HSR Act at the earliest practicable dates;

(v) promptly inform the other Party of any material communication regarding this Agreement or any of the Transaction:

(A)received by such Party from, or given by such Party to, any Governmental Entity from which any such Permit is required, or

(B)received by such Party, or given by such Party, in connection with any Proceeding by a private party;

(vi) permit the other Party to review and consult in advance on any material communication given by it in response to any Governmental Entity or in connection with any Proceeding by a private party referred to in Section 5.6(a)(v);

(vii) consult in advance and, to the extent permitted by such Governmental Entity or other Person, permit the other Party to attend and participate in any meetings and conferences with any Governmental Entity or in connection with any Proceeding by a private party referred to in Section 5.6(a)(v);

(viii) instruct its respective counsel to cooperate with the other Parties and use its reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates.  Reasonable best efforts and cooperation include such counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the Transactions and without waiving attorney-client or any other applicable privilege) to:

(A)furnish to each other Party’s counsel such reasonably necessary information and reasonable assistance as the other Party may request in connection with its preparation of any Filing or submission that is necessary under the HSR Act (except for sharing any Item 4(c) or Item 4(d) documents); and

(B)cooperate in the filing of any substantive memoranda, white papers, Filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Antitrust Authority or any Person under the HSR Act; and

(ix) not directly or indirectly through any of their respective Affiliates or Representatives independently contact any Antitrust Authority or participate in any meeting or discussion (or any other communication by any means) with any Antitrust Authority in respect of any such Filings, applications, investigations or other inquiry under the HSR Act without giving the other Party:

(A)prior notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Antitrust Authority;

(B)the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Antitrust Authority; and

(C)the opportunity to attend and participate at the meeting or discussion (which, at the request of the Buyer or the Seller, as applicable, shall be limited to outside antitrust counsel only); provided, that the Buyer and the Seller agree to mutually approve any substantive comment to be communicated to any Antitrust Authority in advance.

Notwithstanding the foregoing, the Parties have the joint responsibility for determining the timing and sequence of seeking the required approval or early termination under the HSR Act, and the strategy with respect to obtaining any such approval or early termination, in good faith consultation with the other Party and after giving due consideration to the other Party’s views.

(b) Obligations of Buyer. The Buyer must and must cause its Affiliates and subsidiaries to:

(i) use reasonable best efforts to promptly take or cause to be taken any and all action necessary to secure satisfaction of the mutual Closing conditions set forth in Section 6.3 as promptly as practicable and to avoid, eliminate and resolve any and all impediments under the HSR Act with respect to the Transactions contemplated by this Agreement.

(ii) In connection with resolving any impediments under the HSR Act, the Buyer shall not directly or indirectly:

(A) be required to effect or undertake (or be required to agree or consent to) any sale, license, divestiture or disposition or holding separate of, or any other structural, behavioral or conduct remedy with respect to, or restriction on the conduct or operation of, any assets, properties or businesses of the Buyer or any of its subsidiaries or Affiliates or the Company or any of its subsidiaries; or

(B) be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any Governmental Entity challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transaction;

(iii) if any Proceeding is instituted (or threatened) challenging the Transactions as violating the HSR Act or if any decree, order, judgment, or injunction (whether temporary, preliminary or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Entity that would make the Transactions illegal or otherwise delay or prohibit the consummation of the Transactions, take any and all actions to contest and defend any such claim, cause of action or Proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated any decree, order, judgment or injunction (whether temporary, preliminary, or permanent) that prohibits, prevents or restricts consummation of the Transactions upon the Seller’s request; and

(iv) during the Interim Period, except with the consent of the Seller, not take any action, including entering into any transaction, that could reasonably be expected to prevent, delay or make it more difficult to (A) file or obtain any Filings or Permits required under the HSR Act with or from any Antitrust Authority to consummate the Transactions or (B) secure satisfaction at the mutual conditions set forth in Section 6.3, or agree, in writing or otherwise, to do any of the foregoing.

Section 5.7 Transfer Taxes.  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the Transactions shall be paid 50% by the Buyer and 50% by the Seller,  other than interest and penalties imposed by the People’s Republic of China as a result of the Buyer not making a timely filing with respect to the transactions contemplated by this Agreement as contemplated by the last sentence of Section 5.8(b).  The Buyer and the Seller shall cooperate in timely making and filing all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of applicable Tax Laws relating to Transfer Taxes.

Section 5.8 Tax Matters.
(a) Tax Returns.

(i) The Seller, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed,  (x) all Tax Returns with respect to any Seller Affiliated Group (such Tax Returns, the “Company Consolidated Tax Returns”), (y) all Tax Returns with respect to the Company Entities that are required to be filed on or prior to the Closing Date, and (z)  all separate Income Tax Returns of any Company Entity (other than Company Consolidated Tax Returns) for any Pre-Closing Tax Period (other than a Straddle Period) (collectively, the Tax Returns described in clauses (y) and (z), the “Seller-Filed Tax Returns”).  All Seller-Filed Tax Returns that are not Income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law, and without a change of any election or any accounting method of any Company Entity.  The Seller shall provide a draft of each Seller-Filed Tax Return to be filed after the Closing Date to the Buyer for its review and comment, along with any relevant accompanying schedules, documents and work papers prepared by the Seller, at least 30 days prior to the due date (including extensions) of such Tax Returns.  The Seller shall incorporate all timely and reasonable comments of the Buyer into such Tax Returns filed after the Closing Date received in writing within ten days following receipt.  Notwithstanding the foregoing, the Buyer shall cause the applicable Company Entity to file all such Seller-Filed Tax Returns prepared by the Seller and timely delivered to the Buyer in accordance with this Section 5.8.  The Seller shall pay to the Buyer an amount equal to any Indemnified Taxes shown as due and payable on any Seller-Filed Tax Return to be filed by the Buyer at least five days prior to the date on which such Taxes are due and payable by Buyer or the applicable Company Entity.

(ii) The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of each Company Entity due after the Closing Date that are not Seller-Filed Tax Returns or Company Consolidated Tax Returns (each, a “Buyer-Filed Tax Return”).  To the extent a Buyer-Filed Tax Return relates to a Pre-Closing Tax Period, it shall be prepared in a manner consistent with the Company Entities’ past practice and without a change of any election or any accounting method of any Company Entity,  except in each case as otherwise required by applicable Law.  The Buyer shall provide a draft of each Buyer-Filed Tax Return that is an Income Tax Return (or pro forma returns in the case of a Straddle Period) to the Seller for its review and comment, along with any relevant accompanying schedules, documents and work papers, at least 30 days prior to the due date (including extensions) of such Tax Returns, and shall provide a draft of any other Buyer-Filed Tax Return that was not prepared consistently with past practices as a result of not being in compliance with applicable Law to the Seller within a reasonable time prior to the due date of such Tax Return.  The Buyer shall incorporate all timely and reasonable comments of the Seller into such Tax Returns and schedules.  The Seller shall pay to the Buyer an amount equal to any Indemnified Taxes shown as due and payable on any Buyer-Filed Tax Return by the later of (A) ten Business Days after receiving notice of such Taxes and (B) five days prior to the date on which such Taxes are due and payable by the Buyer or the applicable Company Entity.

(iii) The Seller shall include the Company Entities on the U.S. federal Income Tax Return for the Seller Affiliated Group through the close of business on the Closing Date.

(b) Cooperation. The Parties shall, and shall each cause their respective Affiliates to, provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with preparing, reviewing and filing of any Tax Return, amended Tax Return or claim for refund, determining liabilities for Taxes or a right to refund of Taxes, or in conducting any audit or other action with respect to Taxes, with respect to the Company Entities and relating to a Pre-Closing Tax Period, in each case, at the expense of the requesting Party.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers and documents relating to rulings and other determinations by Governmental Entities relating to Taxes, and relevant records concerning the ownership and Tax basis of property, that any such Party may possess.  Each Party will retain all Tax Returns, schedules, work papers, material records and other documents relating to Tax matters of the Company Entities for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate and (ii) eight years following the due date (without extension) for such Tax Returns.  After such eight-year period, the Party holding such Tax Returns or other documents may dispose of them.  Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Without limiting the foregoing, the Buyer reserves the right to report the transactions contemplated by this Agreement to the Taxing authorities of the People’s Republic of China pursuant to Announcement 7 within thirty days of the date of this Agreement, at its sole expense, and the Seller shall cooperate with the Buyer in any such filings.

(c) Straddle Periods. If a Company Entity is permitted, but not required, under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.  For all purposes of this Agreement, including and for purposes of calculating the Closing Amounts:

(i) Except as otherwise provided in this Agreement, any Taxes for a taxable period including but not ending on the Closing Date (a “Straddle Period”) with respect to the Company Entities shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company Entities, as the case may be, by a closing of the books of the Company Entities, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).  For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 5.8(c), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each such portion.

(ii) In the case of any property Taxes or other similar Taxes imposed on a periodic basis that are payable during the Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(iii) In the case of Taxes imposed on any Company Entity, the Buyer, or any Buyer Indemnitees as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the applicable Company Entity for a Pre-Closing Tax Period.

(iv) Notwithstanding anything else in this Agreement, (A) Transaction Tax Deductions, shall, to the extent permitted by applicable Law, be allocated to the Pre-Closing Tax Period, and (B) any Taxes attributable to any action taken by the Buyer or any Company Entity on or after the Closing that is not in the ordinary course of business shall be allocated to the taxable period beginning after the Closing Date.

(d) Tax Refunds.

(i) Subject to Section 5.8(d)(iii), to the extent not taken into account in calculating the Closing Amounts, the Buyer shall, or shall cause the Company Entities to, pay the Seller the amount of any cash Tax refunds or credits of Taxes actually received by the Company Entities that arise with respect to any Pre-Closing Tax Period (including any such amount that is credited against the year in which an audit is settled or ultimately concluded) and the amount of any benefit of any overpayment actually received with respect to any Pre-Closing Tax Period (including any such amount that is credited against the year in which an audit is settled or ultimately concluded) that is applied in a taxable period (or portion thereof) beginning on or after the Closing Date (other than, in each case, refunds, credits or overpayments attributable to the carryback of losses, credits or similar items from a taxable period or portion thereof beginning on or after the Closing Date), in each case, net of any reasonable costs or Taxes incurred in connection therewith.  Such payments shall be made within 15 days of receipt of any such refund or credit or application of any such overpayment by the Buyer or the Company Entities.  All other refunds and credits shall be retained by the Buyer or the Company Entities.

(ii) If, subsequent to the payment by Buyer to Seller of any refund or credit there shall be (A) a determination within the meaning of Section 1313 of the Code (or an analogous provision of state and local law) which results in a disallowance or a reduction of the refund or credit so carried forward or (B) a reduction or disallowance of any Tax refund or credit, Seller shall repay to Buyer any amount which would not have been payable to the Seller pursuant to this Section 5.8(d) had the amount of the payment been determined in light of such determination.

(iii) Nothing in this Section 5.8(d) shall require that Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer and the Company Entities) that is with respect to (A) any refund of Tax paid after the Closing Date to the extent Seller has not indemnified Buyer or the applicable Company Entity for such Taxes or (B) any refund for Tax that gives rise to a payment obligation by any Company Entity to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Company Entity on or prior to the Closing Date.

(e) Tax Claims.

(i) If a written notice of any Proceeding with respect to Taxes owed by any Company Entity is received by a the Buyer or Company Entity for a Pre-Closing tax Period or Straddle Period (a “Tax Claim”), the Buyer shall give the Seller prompt written notice, no later than ten days after receipt by such notified Party of such written notice, of such Tax Claim; provided, that the failure or delay by the Buyer to provide notice of such Tax Claim to the Seller shall not affect the rights or obligations of the Parties under this Agreement except to the extent the Seller has been actually prejudiced as a result of such failure or delay.

(ii) After the Closing, upon the Seller delivery of notice to the Buyer within 30 days of the Seller’s receipt of written notice of such Tax Claim, the Seller shall have the right (at its option) to represent the interests of the applicable Company Entity in any Tax Claim relating to a Pre-Closing Tax Period (other than a Straddle Period.  In connection with such Seller-controlled Tax Claim (A) the Seller shall keep the Buyer reasonably informed and consult in good faith with the Buyer with respect to any issue relating to such Tax Claim; (B) the Seller shall provide the Buyer with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim; (C) the Seller shall provide the Buyer with a copy of, and an opportunity to review and comment on, all submissions made to any Governmental Entity in writing in connection with such Tax Claim; (D) the Seller shall allow the Buyer to participate in the defense of such Tax Claim (including employing counsel separate from the counsel employed by the Seller); and (E) the Seller shall not agree to a settlement or compromise thereof without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) If (A) the Seller does not notify the Buyer of its election to control a Tax Claim with respect to a Pre-Closing Tax Period within 30 days following receipt by the Seller of written notice of such Tax Claim or (B) such Tax Claim relates to a Straddle Period, the Buyer shall, or shall cause the applicable Company Entity to, control such Tax Claim.  In connection with such Buyer-controlled Tax Claim with respect to a Straddle Period (A) the Buyer shall keep the Seller reasonably informed and consult in good faith with the Seller with respect to any issue relating to such Tax Claim; (B) the Buyer shall provide the Seller with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim; (C) the Buyer shall provide the Seller with a copy of, and an opportunity to review and comment on, all submissions made to any Governmental Entity in writing in connection with such Tax

Claim; (D) the Buyer shall allow the Seller to participate in the defense of such Tax Claim (including employing counsel separate from the counsel employed by the Buyer); and (E) the Buyer and the Company Entity shall not agree to a settlement or compromise thereof without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.    In connection with any other Buyer-controlled Tax Claim, the Buyer shall not (and shall not allow the applicable Company Entity to) agree to a settlement or compromise thereof without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) Notwithstanding anything to the contrary, the Seller shall control any claim, suit, action, litigation or Proceeding (including any Tax audit) with respect to any Company Consolidated Tax Return and shall timely pay all resulting Taxes.

(f) Section 336(e) Elections; Section 338(g) Elections.

(i) The Seller shall join (and as necessary, cause any Person that is treated as the owner of the stock for Income Tax purposes to join) in an appropriate and timely manner, with the Company (and each applicable Company Entity that is a domestic corporation within the meaning of Sections 7701(a)(3) and (4) of the Code) in (A) entering into a written, binding agreement to make an election under Section 336(e) as set forth in Treasury Regulation Section 1.336-2(h) in substantially the form attached hereto as Exhibit 5.8(f) (the “Section 336(e) Agreement”); and (B) making an election under Code Section 336(e) (in the form prescribed under Treasury Regulation Section 1.336-2(h)(5)-(6)) and any corresponding election under state, local, and foreign Law with respect to the purchase and sale of the Purchased Interests (collectively, a “Section 336(e) Election”).  The Seller and the Company shall (and, to the extent a Seller is not treated as the owner of the shares treated for Income Tax purposes, such Seller shall cause the Person that is treated as the owner of such Seller’s share of the Company for Income Tax purposes to) take all actions necessary or appropriate to effect and preserve a timely Section 336(e) Election with respect to the Buyer’s acquisition of the shares of the Company, including, but not limited to, participating in the timely filing of the Section 336(e) Election as set forth in Treasury Regulation Section 1.336-2(h) and related or comparable forms for state, local or foreign law purposes (collectively, the “Section 336(e) Forms”).  The Seller and the Company shall retain a copy of the Section 336(e) Agreement and the Section 336(e) Forms and attach a copy of such Section 336(e) Forms to the applicable Tax Return as required under Treasury Regulation Section 1.336-2(h).

(ii) The Buyer shall be permitted to make an election under Section 338(g) in respect of its deemed acquisition of the stock of American Business Sergeant’s Pet Care Products Trade (Shanghai) Co, Ltd. and, if not liquidated prior to the Closing Date, Sergeant’s Pet Care Products Mexico, S, DE R.L.DE C.V.

(iii) Within 60 days of determination of the Closing Working Capital, the Buyer shall provide to the Seller a schedule allocating the “adjusted gross-up basis” (as defined in Treasury Regulations Section 1.336-4, but computed without regard to any transaction costs) among the assets of the Company and the Company Subsidiaries (the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code.  If within 30 days Seller objects to the Purchase Price Allocation Schedule, Seller and Buyer shall cooperate in good faith to resolve their differences, provided that if after 30 days, Seller and Buyer are unable to agree, the parties shall engage the Independent Accountants to resolve any dispute in accordance with the procedures described in Section 2.4(d).

(iv) The Buyer and the Seller shall file all Tax Returns (and cause their respective Affiliates and persons that are treated as owning the shares of the Company for Income Tax purposes to file all Tax Returns) consistently with Section 336(e) Election, the Section 336(e) Forms, and the agreed Purchase Price Allocation Schedule (as appropriately adjusted) and to not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of the applicable Governmental Entity that is final.

(v) The Buyer shall cause the Company to either liquidate or convert into a limited liability company characterized as a partnership or disregarded entity effective as of the Closing Date.

(g) Tax Sharing Agreement.  Any and all existing Tax Sharing Agreements between any Company Entity and any member of a Seller Affiliated Group shall be terminated as of the Closing Date and none of the Company Entities, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder.

Section 5.9 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each Party shall cooperate with the other Party and shall use (and cause its Affiliates to use) its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply):

(i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to promptly comply with all requirements that may be imposed on such Party or its Affiliates under applicable Law with respect to this Agreement and, subject to the conditions set forth in Article VI, to consummate the Transactions as soon as practicable, including:

(A)preparing, and, filing with and obtaining from each applicable Governmental Entity, all Filings and other Permits as may be necessary for the consummation of the Transactions in accordance with the terms of this Agreement; and

(B)giving any notices required to be made or given and obtaining any other consent required to be obtained (pursuant to any applicable Law, Contract or otherwise), in each case by such Party in connection with the Transactions; provided, that in respect of any notice or consent required to be obtained under any Contract, no Party shall be required to pay any fee or give any consideration to a counterparty to a Contract in connection with such notice or consent; and

(ii) not to take any action, or fail to take any action, that could reasonably be expected to prevent, delay or make it more difficult to consummate the Transactions.

(b) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as may be reasonably necessary in order to consummate the Transactions.

(c) During the Interim Period, the Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) Proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party that relate to the Transactions, (iii) any Proceedings that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of the Seller, Section 3.9, or, in the case of the Buyer, Section 4.4 or (iv) any fact or occurrence of which any such Party obtains knowledge after the date hereof that would cause the failure of any condition to the consummation of the Transactions set forth in Article VI.  No notice under this Section 5.9(c) shall impact in any way the rights of the Parties to indemnification as set forth in Article VIII hereto.

(d) During the Interim Period, the Parties shall discuss in good faith any reasonable request by the Buyer for access to any additional services that are necessary for the operation of the Company Entities and which are not currently contemplated on Schedule 1 to the Transition Services Agreement, including such services relating to current duties performed by the individual set forth on Section 3.14(a)(ii) of the Disclosure Schedule for the Company Entities, at a price to be agreed upon after good faith negotiations between the Parties, and shall amend the Transition Services Agreement to reflect such additional services and fees.

Section 5.10 Releases.

(a) Effective upon and as of the Closing, the Buyer on behalf of each Company Entity, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges the Seller, its Representatives and their respective Affiliates, and each of their respective Related Parties, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Parties”), from all past, present and future Losses of every kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that such Company Entity has, owns or holds, or claims to have, own or hold, or may have, own or hold, in each case, arising from the beginning of time through the Closing Date relating to any matter involving the Purchased Interests, the Company Entities or their respective businesses arising on or prior to the Closing, including for any controlling equityholder liability and breach of any fiduciary duty relating to any pre-Closing actions or failures to act by any Seller Party; provided,  however, that nothing in this Section 5.10(a) shall constitute a release or waiver of any rights provided for under this Agreement.

(b) Effective upon and as of the Closing, the Seller generally, irrevocably, unconditionally and completely releases, acquits and forever discharges the Company Entities, its Representatives and their respective Affiliates, and each of their respective Related Parties, and each of the successors and assigns of any of the foregoing (the “Buyer Parties”), from all past, present and future Losses of every kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that the Seller has, owns or holds, or claims to have, own or hold, or may have, own or hold, in each case, arising from the beginning of time through the Closing Date relating to any matter involving the Purchased Interests, the Company Entities or their respective businesses arising on or prior to the Closing, including breach of any fiduciary duty relating to any pre-Closing actions or failures to act by any Buyer Party; provided,  however, that nothing in this Section 5.10(b) shall constitute a release or waiver of (i) any rights provided under this Agreement; and (ii) any rights for indemnification or exculpation that its Representatives may have as directors or officers of the Company Entities pursuant to such Company Entity’s Organizational Documents.

Section 5.11 Employee Matters.

(a) (i) Prior to the Closing, the Seller and any Company Entity, as applicable, shall transfer the employment of those individuals set forth on Section 3.14(a)(ii) of the Disclosure Schedule out of the Company Entity employing such individual, or to otherwise terminate the employment of such individuals with the Company Entity, and Seller shall be solely responsible for all liabilities, costs and expenses related to such actions and all liabilities, costs and expenses related to such individuals, irrespective of when such liabilities, costs and/or expenses may arise. Any employees disclosed on Section 3.14(a)(i) or Section 3.14(a)(ii) of the Disclosure Schedule who are on long-term disability or short-term disability as of the Closing will either remain employed by Seller or an Affiliate of Seller (excluding any Company Entity), or, if employed by a Company Entity, will be transferred to Seller or an Affiliate of Seller (excluding any Company Entity) immediately prior to the Closing. Those employees listed in Section 3.14(a)(i) or Section 3.14(a)(ii) of the Disclosure Schedule who are on short-term or long-term disability as of the Closing will be provided with offers of employment from a Company Entity, Buyer, or an Affiliate of Buyer if they return to active employment within the six months following the Closing Date or as otherwise required by Law and following an individual assessment of such Employee’s circumstances.  Such offers of employment shall be on the terms set forth in Sections 5.11(c) and 5.11(e) through 5.11(i) as if such Employee were a Continuing Employee.  The Buyer shall be exclusively responsible for any and all liability, and shall indemnify and hold the Seller harmless from and against, any claims arising out of or in connection with the failure of the Buyer to make an offer of employment to any such Employee.

(ii) The Seller and its Affiliates (excluding any Company Entity) shall transfer the employment of those individuals set forth on Section 3.14(a)(iii) of the Disclosure Schedule who are dedicated to the Seller Business to a Company Entity prior to the Closing, and the Seller shall be solely responsible for all liabilities, costs, and expenses related to such actions.

(b) Notwithstanding anything herein to the contrary, the Company Entities shall not have Liability with respect to the Foreign Benefit Plans or the Seller Benefit Plans, and the Seller shall retain all such Liabilities, other than in respect of contributions due to the Foreign

Benefit Plans or the Seller Benefit Plans related to the pre-Closing period and included in the calculation of the Closing Working Capital or as otherwise expressly provided in this Section 5.11.  The Seller shall retain Liability for claims incurred under the Foreign Benefit Plans and the Seller Benefit Plans irrespective of whether such claims arise prior to, on, or after the Closing.  Effective as of the Closing, each Continuing Employee shall cease participation in, and shall have no further rights under (except as a former participant), all Seller Benefit Plans and Foreign Benefit Plans.  For purposes of the foregoing, (i) a medical or dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; and (ii) a disability or workers’ compensation claim shall be considered incurred on or prior to the Closing if the injury or condition giving rise to the claim occurs prior to the Closing.

(c) For the 12-month period following the Closing Date (the “Continuation Period”), the Buyer shall provide, or shall cause the Company Entities to continue providing, to each individual who is employed by the Company Entities immediately prior to the Closing (each, a “Continuing Employee”):

(i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing;

(ii) annual cash bonus opportunities (excluding change in control bonuses and retention bonuses) that are no less favorable than the annual cash bonus opportunities (excluding change in control bonuses and retention bonuses) provided to such Continuing Employee immediately prior to the Closing; and

(iii) employee benefits that are substantially equivalent in the aggregate to those employee benefits that are offered to similarly situated employees of Buyer or an Affiliate of Buyer;  provided that, this Section 5.11(c)(iii) shall not apply to any equity or phantom equity, change in control bonuses, retention bonuses or severance benefits.

(d) With respect to each Continuing Employee whose employment is terminated on, or during the 12-month period following, the Closing under circumstances that would entitle a participant in the U.S. Severance Policy to receive severance benefits, the Buyer shall provide such Continuing Employee with severance benefits equal to the value of the severance benefits contemplated by the U.S. Severance Policy, taking into account such Continuing Employee’s service with the Seller and its Affiliates prior to the Closing and with the Buyer and its Affiliates on and after the Closing.

(e) The Buyer shall cause each Continuing Employee who is covered by a Seller Benefit Plan, other than any Foreign Benefit Plan, providing group health insurance immediately prior to the Closing (and his or her eligible dependents) to be covered on and after the Closing by a group health plan or plans maintained by the Buyer or any of its Affiliates that does not limit or exclude coverage on any basis, including on the basis of any preexisting condition of such Continuing Employee or dependent or any waiting period. The Buyer shall use commercially reasonable efforts to cause such group health plan or plans to provide each Continuing Employee with full credit for the year in which the Closing Date occurs for any deductible or co-payment already incurred by the Continuing Employee under the applicable Seller

Benefit Plan, other than any Foreign Benefit Plan, and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group Seller Benefit Plan, other than any Foreign Benefit Plan, or the Buyer’s or such Affiliate’s group health plans.

(f) The Buyer and its Affiliates shall be responsible for all bonuses and commissions for all Continuing Employees in respect of the performance period in which the Closing Date occurs; provided that, for the portion of such performance period preceding the Closing Date, the Buyer shall be liable for such amounts and the employer Taxes attributable thereto only to the extent they have been accrued in the Closing Working Capital calculation.  The Buyer or its Affiliates shall timely remit all such amounts to the Continuing Employees.

(g) Effective as of the Closing, the Buyer shall make available to each Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by the Seller or its Affiliates (collectively, the “Seller 401(k) Plans”) the Buyer’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”).  As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to the applicable Continuing Employees, and the Buyer 401(k) Plan shall accept any such distribution (including loans) as a rollover contribution if so directed by such Continuing Employees.

(h) The Seller and the Buyer shall take all actions necessary or reasonably appropriate so that, effective as of the Closing Date:

(i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of the Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Continuing Employees will be transferred to one or more comparable plans of the Buyer or its Affiliates (collectively, the “Buyer FSA Plan”);

(ii) the elections, contribution levels and coverage levels of such Continuing Employees will apply under the Buyer FSA Plan in the same manner as under the Seller FSA Plan; and

(iii) such Continuing Employees will be reimbursed from the Buyer FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Buyer FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan.

As soon as reasonably practicable after the Closing Date, and in any event within 30 Business Days after the amount of the Transferred FSA Balances is determined, the Seller or its Affiliates shall pay to the Buyer or its Affiliates the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and the Buyer or its Affiliates shall pay to the Seller or its Affiliates the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(i) As of, and after Closing, the Buyer and its Affiliates shall provide credit to each Continuing Employee for vesting, eligibility and, with respect to severance and vacation benefits only, benefits calculation  purposes under the benefit plans of the Buyer or its Affiliates (as applicable) providing benefits to Continuing Employees after the Closing for such Continuing Employee’s service prior to the Closing with the Seller or any of its Affiliates (and their respective predecessors) to the same extent as such Continuing Employee was entitled to credit for such service under any similar Seller Benefit Plan or Foreign Benefit Plan prior to Closing;  provided,  however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(j) Following the Closing Date and only to the extent such vacation, personal days, and sick days are included in the Closing Working Capital calculation, for each Continuing Employee, the Buyer shall, or shall cause an Affiliate of the Buyer to, honor all unused vacation, personal days and sick days of each Continuing Employee during the calendar year in which the Closing Date occurs, and immediately following the Closing Date, the Buyer shall cause the Continuing Employees to be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of the Buyer or an Affiliate of the Buyer applicable to the respective Continuing Employees. To the extent it is required under applicable Law that, in connection with the Transactions, the Seller or any Company Entity make a payment to any Continuing Employees with respect to his or her unused vacation, personal days or sick days related to the pre-Closing period, the Seller shall be responsible for such payment and the Buyer and its Affiliates shall not be required to honor such unused vacation, personal days or sick days to the extent they were covered by such payment.

(k) A group health plan of the Seller or an Affiliate of the Seller will be responsible for providing COBRA continuation coverage with respect to any and all “M & A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, with respect to the Transactions whose “qualifying event” as defined in Treasury Regulation Section 54.4980B-4 occurs upon or prior to the Closing, irrespective of when such “M & A qualified beneficiaries” elects COBRA continuation coverage. A group health plan of the Buyer or an Affiliate of the Buyer will be responsible for providing COBRA continuation coverage with respect to any and all “M & A qualified beneficiaries” whose “qualifying event” occurs following the Closing.

(l) Immediately prior to the Closing, the Seller shall provide the Buyer with a list of all employees of each Company Entity and of the Seller Business who were terminated by the Seller, an Affiliate of the Seller (other than any Company Entity) or any Company Entity within 90 days of the Closing Date.  The Buyer shall be solely responsible for any liabilities under the WARN Act or any other Law relating to reductions in work force or the impact on employees of plant closings or sales of business for any actions taken by the Buyer or any of its Affiliates (including any Company Entity) after the Closing.

(m) Seller and its Affiliates (excluding any Company Entity) shall assign to the Buyer on the Closing Date (to the extent not already assigned to any Company Entity in connection with the transfer of such Employees to the Company Entity) all restrictive covenant agreements by and between any former Employee or current Employee who transfers to the Buyer, independent contractor or consultant of the Seller Business and the Seller or any Affiliate (other than any Company Entity).

(n) The Seller shall remain responsible for the payment of all nonqualified deferred compensation due to the Continuing Employees under any Seller Benefit Plan or Foreign Benefit Plan.  For the avoidance of doubt, Seller may, in its sole discretion, determine to terminate and liquidate, with respect to any Employees, any such Seller Benefit Plan or Foreign Benefit Plan providing for deferred compensation, including in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

(o) The Seller agrees that, as soon as reasonably practicable after the date hereof, but in any event prior to the Closing, the Seller will provide current vacation accruals for exempt employees.

(p) The Seller shall retain all Liability for the agreements set forth on Section 3.13(l) of the Disclosure Schedule and shall pay to the applicable Continuing Employees any amounts which become payable in respect of such agreements directly to each applicable Continuing Employee in such Employee’s payroll payment covering the period through the Closing.  To the extent the Seller cannot make the payments required by the agreements set forth on Section 3.13(l) of the Disclosure Schedule in the payroll period on or following the Closing Date, such payments and the employer Taxes related thereto shall be taken into account in the calculation of Closing Working Capital and the Buyer shall remit such payments to the applicable Continuing Employees.

(q) The Seller shall take all actions necessary and appropriate so that outstanding and unvested equity or equity-based incentive awards granted to the Employees pursuant to the Seller Benefit Plans will vest at the Closing.

(r) Prior to the Closing, the Seller shall, at the request of the Buyer, use commercially reasonable efforts to assign, transfer and convey (or cause to be assigned, transferred and conveyed) all of the Seller’s or its applicable Affiliates’ rights, interests and obligations under the agreements set forth on Section 5.11(r) of the Disclosure Schedule to one or more Company Entities.

(s) Nothing contained in this Section 5.11 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Employee, director, manager, officer or consultant of any Company Entity any right to continued employment or service (or resumed employment or service) subsequent to the Closing or any third-party beneficiary rights under this Agreement (except as provided for in Section 5.12).

Section 5.12 D&O Indemnification and Insurance.

(a) The Buyer agrees that all rights to exculpation, indemnification, advancement of expenses and insurance coverage now existing in favor of each current and former director, manager, officer or employee of the Company Entities and each Person who served as a director, manager, officer, stockholder, member, trustee or other fiduciary of a pension or other Benefit Plan or another enterprise or Person at the request or for the benefit of a Company Entity (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Organizational Documents or in any Contract with any Company Entity shall survive the Closing and shall continue in full force and effect.  For a period of six years from the Closing Date, the Buyer shall cause each Company Entity to maintain in effect the exculpation, indemnification, advancement of expenses and insurance coverage provisions of such Company Entity’s Organizational Documents as in effect immediately prior to the Closing or in any indemnification agreements of any Company Entity with any D&O Indemnified Party as in effect immediately prior to the Closing, and the Buyer shall not, and shall cause the Company Entities not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided,  however, that all rights to exculpation, indemnification, advancement of expenses or insurance coverage in respect of any Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim.  From and after the Closing, the Buyer shall cause the Company Entities to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.12.

(b) The provisions of this Section 5.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 5.12.

(c) In the event the Buyer, any Company Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or such Company Entity, as the case may be, shall assume the obligations set forth in this Section 5.12.

Section 5.13 Insurance.  From and after the Closing, the Company Entities shall cease to be insured by the Seller’s or any of its Affiliates’ insurance policies or by any of their respective self-insurance programs, if any, that provide coverage to any Company Entity.  For the avoidance of doubt, the Seller and its Affiliates shall retain all rights to control their respective insurance policies and self-insurance programs, including the right to negotiate, exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of such insurance policies and self-insurance programs, and the Seller and its Affiliates shall retain any premiums or other amounts applied toward applicable retention amounts paid by any Company Entity prior to the Closing in respect of any such insurance coverage.

Section 5.14 Financial Statements. The Seller will use commercially reasonable efforts to deliver to the Buyer as soon as practicable after the date hereof but in any event by the date that is 45 days after the Closing:

(a) an audited balance sheet of the Company Entities as of December 31, 2018 and December 31, 2017 and the related audited statements of income, cash flows and equity for the fiscal year then ended (including any notes thereto), together with an auditor’s audit report relating thereto that complies with Regulation S-X, which auditor shall be chosen and engaged by the Seller, (collectively, the “Audited Financial Statements”); and

(b) an unaudited balance sheet of the Company Entities, as of the end of a calendar quarter and the related unaudited statements of income, cash flows and equity for such year-to-date period, in each case, as required by Articles 3-01 and 3-02 of Regulation S-X

(collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Rule 3-05 Financial Statements”).

(c) The Rule 3-05 Financial Statements will be prepared in accordance with (i) the books and records of the Company Entities and (ii) Regulation S-X to comply with the requirements of Rule 3-05 and GAAP.  The Seller agrees to provide the Buyer with (A) an opportunity to review and comment on drafts of the Rule 3-05 Financial Statements, the form and substance of which shall be reasonably acceptable to the Buyer, and (B) reasonable access in accordance with and subject to the provisions of Section 5.1 to the documents, schedules and work papers of the Seller that are reasonably necessary for purposes of such review.

(d) Whether or not the Buyer is ultimately required to file the Rule 3-05 Financial Statements with the Securities and Exchange Commission under applicable Law, the Buyer shall reimburse the Seller, within 30 days of receipt of detailed invoices, for 50% of the amount of all reasonable out-of-pocket costs, fees and expenses incurred by the Seller in connection with the preparation of the Rule 3-05 Financial Statements, including any such costs, fees and expenses paid or payable to third-party consultants (in each case without markup and on a pass through basis); provided that the Buyer shall not be obligated to reimburse the Seller for an aggregate amount of costs, fees and expenses under this Section 5.14(d) in excess of $250,000.

Section 5.15 Confidentiality.  The Parties acknowledge and agree that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Confidentiality Agreement. Following the Closing, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, without Buyer’s consent, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to the Company Entities; provided that the foregoing restriction shall not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.15), (ii) independently developed by the Seller or any of its Affiliates (other than by the Company Entities prior to the Closing), or (iii) that is subsequently acquired by the Seller or its Affiliates from a third party under no obligation of confidentiality with respect to such information, or (b) prohibit any disclosure (i) required by applicable Law,  regulatory or judicial process, or audit or inquiries by a Governmental Entity or pursuant to the rules or regulations of any stock or securities trading exchange, so long as, to the extent practicable and legally permissible, the Seller provides the Buyer with reasonable prior notice of such disclosure and a reasonable opportunity (at the Buyer’s sole expense) to contest such disclosure or (ii) made in connection with the enforcement of any right or remedy or defense of any claim relating to this Agreement or any of the Ancillary Agreements.

Section 5.16 Intercompany Balances Arrangements.

(a) Prior to the Closing, all intercompany balances and accounts owed between the Seller or any of its Affiliates (other than the Company Entities) and any of the Company Entities, will be settled or otherwise eliminated in such a manner as the Seller shall determine in its sole discretion (including by the Seller or its Affiliates removing from any Company Entity all cash amounts or funds from cash pools by means of dividends, distributions, contributions, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Intercompany balances and accounts solely among any of the Company Entities shall not be affected by this Section 5.16.

(b) Prior to the Closing, except for this Agreement and the other documents and instruments contemplated hereby and except as set forth in Section 5.16(a), all intercompany arrangements and Contracts, including all obligations to provide, lease or license goods or services, tangible or intangible properties or joint activities, between any of the Seller or any of its Affiliates (other than the Company Entities) on the one hand, and any of the Company Entities on the other hand (each, an “Affiliate Agreement”), will automatically be terminated without further payment or performance and cease to have any further force and effect, such that no Party thereto shall have any further obligations for such arrangements and Contracts after the Closing.

Section 5.17 R&W Policy.
(a) On or prior to the date of this Agreement, the Buyer has bound the R&W Policy with the R&W Insurer and provided a true and correct copy of the R&W Policy to the Seller.
(b) The costs of the R&W Policy will be shared by the Parties in accordance with Section 5.5.

(c) The Buyer will not, without the consent of the Seller, permit the R&W Policy to be terminated, nor to be amended or modified in a manner adverse to the Seller, nor will the Buyer waive or permit to be waived any right under the R&W Policy in a manner adverse to the Seller; provided, that, for the avoidance of doubt, the R&W Policy shall provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Seller except for fraud in respect of the making of any of the representations or warranties set forth in Article III.

Section 5.18 Financing.

(a) The Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Debt Financing Commitment if such amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of any fees to be paid or original issue discount of the Debt Financing) to an amount that would be less than an amount that would be required to consummate the Transactions on the Closing Date and make the other payments required to be made by Buyer or any of its Affiliates hereunder on the Closing Date or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the terms of the Debt Financing or conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing, or (B) make the funding of any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (C) adversely impact the ability of the Buyer to enforce its rights in any material respect, as applicable, against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto.

(b) The Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, customary or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt

Financing Commitment, including using reasonable best efforts to (i) maintain in full force and effect the Debt Financing Commitment, (ii) satisfy on a timely basis all conditions and covenants applicable to the Buyer or any of its Affiliates in the Debt Financing Commitment and otherwise ensure compliance with the obligations of the Buyer or any of its Affiliates thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment (including with respect to any “flex” provisions contained therein), (iv) in the event that all conditions in the Debt Financing Commitment have been satisfied or waived (other than conditions that the Buyer or any of its Affiliates solely control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing), consummate the Debt Financing contemplated by the Debt Financing Commitment at or prior to the Closing and (v) enforce its rights under the Debt Financing Commitment in the event that all conditions in the Debt Financing Commitment have been satisfied (other than conditions that the Buyer or any of its Affiliates solely control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing), to cause the Financing Source and other Persons providing the Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Transactions.

(c) Without limiting the generality of the immediately preceding clause (b), the Buyer shall give the Seller prompt (and, in any event within one Business Day) written notice: (i) of any amendment, modification, waiver or replacement to the Debt Financing Commitment (together with a copy of such amendment, modification, waiver or replacement); (ii) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or material default) by any party to the Debt Financing Commitment or definitive document related to the Debt Financing of which the Buyer becomes aware; (iii) of the receipt of any notice or other communication from any party to the Debt Financing Commitment with respect to any actual expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing; or (iv) if the Buyer does not expect to be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive documents related to the Debt Financing.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, the Buyer shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions as soon as practicable following the occurrence of such event, but no later than the Business Day immediately prior to the Closing Date.  The Buyer shall promptly deliver to the Seller true and complete copies of all agreements pursuant to which any such alternative financing source shall have committed to provide the Buyer or its Affiliates with any portion of the Debt Financing, and all of the provisions of this Section 5.18 shall apply to such alternate financing, mutatis mutandis.

(e) From and after the date hereof until the Closing, the Seller shall provide, and shall use commercially reasonable efforts to cause its Affiliates, Representatives and advisors, including tax advisors, to provide customary cooperation and assistance in connection with the arrangement of the Debt Financing, as may be reasonably requested by the Buyer, including:

(i) causing the Company Entities to execute and deliver customary guarantee, pledge and security documents or other definitive financing documents or other certificates, legal opinions and documents as may be reasonably requested by the Buyer, provided,  however, that no obligation of any of the Company Entities, under any such document or agreement, as applicable, is effective until the Closing;

(ii) furnishing the Buyer and the Financing Source with the most recent combined financial statements, financial data and other information of the Company Entities available and reasonably requested by the Buyer or the Financing Source in connection with the Debt Financing, including the combined unaudited balance sheet of the Company Entities as of the last day of each fiscal quarter (from and after the fiscal quarter ending March 31, 2019) within 60 days following the end of each such fiscal quarter and the related unaudited statements of income as prepared by management for each such fiscal quarter then ended, other than the Last Quarter Financials;

(iii) assisting any Financing Source in the preparation of syndication documents and materials (including assistance in creating usual and customary “public versions” of the foregoing), including confidential information memoranda, lender presentations, rating agency presentations, business and financial projections and similar documents and materials, in connection with any Debt Financing (all of the foregoing, collectively, the “Syndication Documents”), including providing the business description to be contained therein, and providing customary authorization and representation letters with respect thereto, and materials for any Syndication Documents, including business projections and financial statements (including assisting the Buyer in preparing pro forma financial statements);

(iv) promptly correct any information provided by it under this Section 5.18 if and to the extent such information shall have become false or misleading in any material respect;
(v) taking such corporate actions (subject to the occurrence of Closing) reasonably required to permit the consummation of the Debt Financing;
(vi) cooperating reasonably with the Financing Source’s due diligence of the Company Entities and the Seller Business,

(vii) requesting and co-operating with the Buyer or the Financing Source in obtaining documents relating to the repayment of any Indebtedness of the Company Entities and the release, discharge and termination of any related Liens and guarantees thereunder, including payoff letters and, to the extent required, evidence that notice of such repayment has been timely delivered to the holders of such Indebtedness; and

(viii) taking other actions reasonably requested by the Buyer and/or the Financing Source in connection with the Debt Financing;

provided,  however, that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 5.18(e) shall require, and in no event shall reasonable best efforts of the Seller be deemed or construed to require Seller or any Company Entity to (A) prior to the Closing, allow any arranger or syndicate lender access to the personnel or facilities of any Company Entity that is greater in scope or frequency than the access afforded to the Buyer under this Agreement, (B) make any representations in connection with the Debt Financing or otherwise incur any actual or potential liability or cost in connection with the Debt Financing other in respect of the customary authorization or representation letters, (C) be in privity with any arranger, lender or other party to the Debt Financing, (D) make any disclosure not required under this Agreement, (E) waive or modify any terms of this Agreement or any other Contract to which any Seller or any Company Entity is a party, (F) take any action that will conflict with or violate any applicable Law, (G) pay any commitment or other fee, incur any liability or obligation under any indenture, loan agreement or any related document or any other agreement or document related to the Debt Financing or incur any other liability or obligation in connection with the Debt Financing or (H) approve any Debt Financing prior to the Closing

(f) The Buyer shall, promptly upon request by the Seller, reimburse the Seller for any and all reasonable and documented out-of-pocket costs incurred by the Seller in connection with cooperation provided for in Section 5.18(e) and execute, deliver and provide such documentation as the Seller may reasonably request in connection with therewith.

(g) The Buyer will notify the Seller in writing in reasonable detail, within 10 Business Days after the date of this Agreement, of all information required under the definition of Required Financial Information.  The requirements of such definition shall be deemed satisfied if the Buyer does not notify the Seller in writing in reasonable detail of any deficiencies in such information or any additional or supplemental information reasonably requested by Buyer (such notification, a “Supplemental Request”) within five Business Days of the initial delivery of such information by the Seller or any additional delivery after any such Supplemental Request.

Section 5.19 Seller Restrictive Covenants.

(a) For a period of three years from the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, cause, solicit, induce or encourage any Continuing Employee to leave his or her employment with a Company Entity and shall not hire any such Continuing Employee from a Company Entity;  provided,  however, that the foregoing restriction shall not restrict the Seller (i) from placing generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such Continuing Employee so long as any Continuing Employee is not hired or (ii) from hiring any Continuing Employee whose employment was terminated by the Company Entities at least six months prior to the date of hire by the Seller or one of its Affiliates.

(b) The Seller shall not, and shall cause its Affiliates not to (i) for a period of three years from the Closing Date, develop or build internally or organically any business in the United States that competes with the Business, and (ii) for a period of two years from the Closing Date, acquire any ownership or other financial interest in any business in the United States that competes with the Business;  provided, the foregoing shall not prohibit the Seller and its Affiliates from (A) owning securities in any Person for investment purposes in an amount not to exceed 5% of the total issued and outstanding securities, or (B) acquiring any Person, if such acquisition is not undertaken for the primary purpose of evading the obligations of the Seller or any of its

Affiliates under this Section 5.18(g), and the portion of the acquired Person that engages in the Business represents not more than 20% of the total revenues of such acquired Person in the trailing 12-month period prior to such acquisition.

(c) The covenants and undertakings contained in this Section 5.18(g) relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.18(g) will cause irreparable injury to the Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the Buyer will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.18(g), in each case without the posting of bond or other security.  The rights and remedies provided by this Section 5.18(g) are cumulative and in addition to any other rights and remedies which the Buyer may have hereunder or at law or in equity. The obligations contained in this Section 5.18(g) shall be tolled during any period that the Seller is in breach of any of its obligations in this Section 5.18(g) so that the Buyer and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

Section 5.20 Payments from Third Parties. In the event that, on or after the Closing Date, either Party shall receive any payments or other funds due to the other Party, then the Party receiving such funds shall promptly forward such funds to the proper Party. The Parties acknowledge and agree there is no right of offset regarding such payments and any party receiving such funds may not withhold them for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Section 5.21 Litigation Matters.

(a) Prior to the Closing Date, the Seller shall, and shall cause its applicable Affiliates to, assign, transfer and convey (or cause to be assigned, transferred and conveyed), without violation thereof, all of the Seller’s or its applicable Affiliates’ rights, interests and obligations with respect to the Merial Lawsuits to a Company Entity.   The Seller and its Affiliates shall release any further claims it may have in respect of the Merial Lawsuits.

(b) From the date of this Agreement until the Closing Date, the Seller shall (i) keep the Buyer apprised of updates regarding the Merial Lawsuits from time to time as requested by the Buyer, (ii) coordinate with the Buyer with respect to the management of the Merial Lawsuits; provided that such coordination shall not prohibit the Seller from making any filings or taking any actions that the Seller deems appropriate, and (iii) not consent to the entry of any judgment or agree to any settlement, in each case, with respect to the Merial Lawsuits, without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(c) After the Closing, the Buyer agrees that at its sole cost and expense, that it shall manage and assume control of the Merial Lawsuits.  For purposes of clarification, from and after the Closing, the Seller shall have no right or obligation to participate in the prosecution or defense of any Merial Lawsuit and shall have no right or obligation to approve the settlement or consent to any judgment with respect to any Merial Lawsuit.

Section 5.22 Last Quarter Financials.  The Buyer hereby acknowledges and agrees that the Last Quarter Financials are being provided solely for the Buyer’s informational purposes and they cannot be relied on in any manner or used for any purpose.  The Buyer further acknowledges and agrees that the Last Quarter Financials will be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement; provided that, notwithstanding anything to the contrary in the Confidentiality Agreement, the Buyer will not provide the Last Quarter Financials to any Person, including the Financing Source or any alternative financing source.

Section 5.23 Perrigo Marks.

(a) Following the Closing and except as otherwise expressly permitted under this Section 5.23, neither the Buyer nor any of its subsidiaries may register, or attempt or seek to register, or use any of the “Perrigo” name or the Perrigo Marks, including in signage, corporate letterhead, business cards, Internet web sites, domain names or other marketing materials.

(b) As soon as practicable following the Closing and in no event more than 90 days after the Closing Date, the Buyer will (i) cease production of any tangible materials that contain, display or otherwise make use of the “Perrigo” name or the Perrigo Marks, and are visible by, or distributed to, the public (including inventory packaging and labels, corporate letterhead, advertising materials, websites, domain names and marketing brochures), and (ii) otherwise discontinue all uses of the “Perrigo” name and the Perrigo Marks; provided, however, that nothing in this Section 5.23 shall prohibit the sale of inventory displaying the “Perrigo” name or other Perrigo Marks so long as such inventory was produced on or prior to the 90th day following the Closing Date. From and after the Closing, the Buyer shall indemnify the Seller and its Affiliates to the extent the Seller or its Affiliates suffer any Losses that arise from any litigation resulting from the sale by Buyer and its Affiliates (including the Company Entities) of inventory with Perrigo Marks, provided that the Seller is not in breach of any of its representations or warranties in respect of such inventory.

(c) Effective as of the Closing, the Seller, on behalf of itself and its applicable Affiliates, hereby grants to the Buyer and its subsidiaries a fully paid-up, non-exclusive, royalty-free, worldwide license to use the “Perrigo” name and any Perrigo Marks in connection with the Business, in the same or a similar manner as used by the Company Entities prior to the Closing, for a period of 90 days following the Closing.  The Buyer will not, and will cause its subsidiaries not to, contest the ownership or validity of any rights of the Seller or any of their Affiliates in or to the Perrigo Marks.

Section 5.24 Non-US Trademarks.    Within 15 days after the date hereof, the Seller shall deliver to the Buyer an updated Section 3.18(a) of the Disclosure Schedule reflecting the addition of trademarks that are Owned Intellectual Property and registered or applied for in countries other than the United States. The Seller represents and warrants that the representations in Section 3.18 relating to Registered Intellectual Property shall be true and correct with respect to Registered Intellectual Property registered or applied for worldwide as of the date on which such updated schedule is delivered.  The Seller will give the Buyer a reasonable opportunity to comment on the proposed list of Registered Intellectual Property registered or applied for in countries other than the United States prior to delivery of the updated Section 3.18(a) of the Disclosure Schedule.

ARTICLE VI CLOSING CONDITIONS

Section 6.1 The Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer:

(a) Representations and Warranties.

(i) The Fundamental Representations of the Seller shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) All representations and warranties of the Seller set forth in Article III (other than Fundamental Representations of the Seller) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Seller to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Compliance with Agreements.  The covenants and agreements required by this Agreement to be performed and complied with by the Seller at or prior to the Closing shall have been performed and complied with in all material respects at or prior to the Closing.

(c) Documents. The Seller shall have delivered to the Buyer all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(b).

(d) No Material Adverse Effect.  From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.2 The Seller’s Conditions to Closing.  The obligations of the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Seller:

(a) Representations and Warranties.

(i) The Fundamental Representations of the Buyer shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) All representations and warranties of the Buyer set forth in Article IV (other than Fundamental Representations of the Buyer) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained in this Agreement) as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Buyer to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions.

(b) Compliance with Agreements.  The covenants and agreements required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing shall have been performed or complied with in all material respects at or prior to the Closing.

(c) Documents. The Buyer shall have delivered all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.3(a).

Section 6.3 Mutual Conditions to Closing.  The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Buyer and the Seller:

(a) Antitrust Approvals.  All applicable waiting periods (and any extensions thereof, including any commitments not to close before a certain date under a timing agreement entered into with the Antitrust Authorities) under the HSR Act shall have expired or otherwise been terminated, and the Parties shall have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of all Antitrust Authorities or Governmental Entities in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

(b) Absence of Orders. No temporary, preliminary or permanent restraining Order prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect.

(c) No Proceedings.  There shall not be instituted or pending any Proceeding initiated by any Governmental Entity challenging or seeking to make illegal or otherwise restrain or prohibit the consummation of the Transactions.

ARTICLE VII TERMINATION
Section 7.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

(a) by either the Buyer (upon written notice from the Buyer to the Seller) or the Seller (upon written notice from the Seller to the Buyer) if the Closing shall not have occurred within six months after the date of this Agreement (the “Outside Date”); provided, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in Section 6.1(a),  Section 6.1(b),  Section 6.2(a) or Section 6.2(b), as applicable, would not have been satisfied;  provided,  further, that, in addition to the extension rights set forth in Section 7.1(b) and Section 7.1(d), if the conditions set forth in Section 6.3(a) are not satisfied as of such date, but all of the other conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the Outside Date shall be automatically extended by six months;

(b) by the Buyer (upon written notice from the Buyer to the Seller) if:
(i) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the Closing condition set forth in Section 6.1(a) would not be satisfied; or

(ii) the Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller such that the Closing condition set forth in Section 6.1(b) would not be satisfied;

provided, that (A) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) unless, in the case of the immediately preceding clauses (i) or (ii), such breach, if curable, is not cured by the Seller within 30 days after the Seller receives written notice of such breach from the Buyer; provided, further that the Seller may elect by written notice to the Buyer to extend the Outside Date if and as required in order for the Seller to have a full 30 days after receipt of written notice of such breach from the Buyer within which to cure such breach; and (B) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not have been satisfied;

(c) by mutual agreement of the Buyer and the Seller, if at any time the Buyer and the Seller mutually agree (after consultation with their respective antitrust counsel), that there is no reasonable likelihood that the Parties will, by the Outside Date (if applicable, as extended pursuant to Section 7.1(a)), satisfy conditions or requirements of the Antitrust Authorities for the receipt of any clearance required under the HSR Act or other applicable Law for satisfaction of the conditions set forth in Section 6.3(a);  provided,  however, that the foregoing shall in no way diminish or modify the Buyer’s obligations pursuant to Section 5.6;

(d) by the Seller (upon written notice from the Seller to the Buyer) if:
(i) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the Closing condition set forth in Section 6.2(a) would not be satisfied; or

(ii) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the Closing condition set forth in Section 6.2(b) would not be satisfied;

provided, that (A) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) unless, in the case of the immediately preceding clauses (i) or (ii), such breach, if curable, is not cured by the Buyer within 30 days after the Buyer receives written notice of such breach from the Seller; provided,  further, that the Buyer may elect by written notice to the Seller to extend the Outside Date if and as required in order for the Buyer to have a full 30 days after receipt of written notice of such breach from the Seller within which to cure such breach; and (B) the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b), as applicable, would not have been satisfied;

(e) by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if there shall be in effect a final, non-appealable Order prohibiting, enjoining, restricting or making illegal the consummation of the Transactions; or

(f) by either the Buyer (upon written notice from the Buyer to the Seller) or by the Seller (upon written notice from the Seller to the Buyer) if, following automatic extension of the Outside Date pursuant to Section 7.1(a), the Closing shall not have occurred by the Outside Date (as extended) due to the failure to satisfy the conditions to Closing set forth in Section 6.3(a); provided, however, that the foregoing shall in no way diminish or modify either Party’s obligations pursuant to Section 5.6;  provided further, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in Section 6.1(a),  Section 6.1(b),  Section 6.2(a) or Section 6.2(b), as applicable, would not have been satisfied;

(g) at any time prior to the Closing by mutual written agreement of the Buyer and the Seller.
Section 7.2 Effect of Termination.

(a) Termination of this Agreement pursuant to Section 7.1 shall terminate all obligations of the Parties, except for the obligations under Section 5.3,  Section 5.5,  Section 5.15, this Section 7.2 and Article IX under this Agreement; provided,  however, that termination pursuant to Section 7.1 shall not relieve a breaching Party (whether or not the terminating Party) from any liability to any other Party resulting from any willful breach of this Agreement, unless, with respect to a termination pursuant to Section 7.1(g), the Parties have expressly waived such defaulting or breaching Party from any liability resulting from any such willful breach.

(b) In the event this Agreement is terminated by the mutual agreement of the Buyer and the Seller pursuant to Section 7.1(c) or by the Buyer or the Seller pursuant to Section 7.1(f), the Buyer shall pay to the Seller a termination fee of $5,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Seller, within five Business Days after such Termination, it being understood that, notwithstanding anything contained herein to the contrary, (i) except as provided in Section 7.2(c), under no circumstances will the Seller and its Affiliates, in the aggregate, be entitled to monetary damages in excess of the amount of the Termination Fee and (ii) in no event shall the Buyer be required to pay the Termination Fee on more than one occasion.  Upon payment of the Termination Fee, the Termination Fee will be the Seller’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Buyer and its Affiliates and the Financing Source for any loss suffered as a result of any breach of any covenant or agreement or the failure of the Transactions to be consummated and the Buyer and its Affiliates and the Financing Source shall have no further liability relating to or arising out of this Agreement or the Transactions (whether at law, in equity, in contract, in tort or otherwise).

(c) The Buyer acknowledges and agrees that the agreements contained in this Section 7.2 are an integral part of the Transactions and that without these agreements, the Seller would not enter into this Agreement; accordingly, if the Buyer fails to promptly pay or cause to be paid the Termination Fee pursuant to this Section 7.2, and, in order to obtain such payment, the Seller commences a Proceeding that results in a judgment against the Buyer for the Termination Fee, the Buyer shall pay or cause to be paid to the Seller its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount due pursuant to this Section 7.2 from the date such Termination Fee was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the Buyer and the Seller acknowledges and agrees that the Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Seller in the specified circumstances in which the Termination Fee is payable.

ARTICLE VIII SURVIVAL; INDEMNIFICATION
Section 8.1 Survival of Representations, Warranties and Covenants; Recourse.

(a) All pre-Closing covenants and agreements of the parties contained in this Agreement which by their terms are to be performed at or prior to the Closing Date, shall survive the Closing Date for a period of 12 months after the Closing Date, all Fundamental Representations shall survive the Closing Date until the expiration of the applicable statute of limitations and the representations contained in Section 3.17 shall survive the until the date that is 60 days after the expiration of the applicable statute of limitations (after taking into account any extensions, waivers or tolling thereof).   All other covenants and agreements of the Seller and the Buyer contained in this Agreement (including the Seller’s obligation to indemnify the Buyer for any Indemnified Taxes)  shall survive the Closing Date in accordance with their respective terms.

(b) The period for which a representation and warranty, covenant or agreement survives the Closing is referred to in this Agreement as the “Applicable Survival Period.”  It is the express intention of the Parties that the Applicable Survival Period should modify, as applicable, any applicable statute of limitations.  Notwithstanding any provision to the contrary contained in this Agreement, in the event notice of a claim for indemnification under Section 8.2 or Section 8.3 is given within the Applicable Survival Period, the covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

(c) Nothing contained in this Agreement shall operate to limit the liability of one Party to the other Party in the event such Party is finally determined by a court of competent jurisdiction to have committed knowing and intentional fraud against such other Party in connection with this Agreement or the consummation of the Transactions.

Section 8.2 Indemnification by the Seller.

(a) Subject to the limitations set forth in this Article VIII, after the Closing, the Seller shall indemnify and defend the Buyer against, and shall hold harmless the Buyer, its Affiliates (including the Company Entities) and its officers, directors, managers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses to the extent resulting from:

(i) any breach of any Fundamental Representation made by the Seller in Article III;
(ii) any breach by the Seller of any of its covenants or agreements contained herein;
(iii) any Indemnified Taxes; and
(iv) Transaction Costs and outstanding Company Indebtedness, in each case, to the extent not deducted from the Purchase Price.

(b) Absent knowing and intentional fraud, in no event shall the aggregate monetary obligations of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement exceed the Purchase Price.

(c) For purposes of (x) determining whether there has been a breach of any representation or warranty contained in Article III and (y) calculating the Losses hereunder pursuant to such breach of any representation or warranty, the parties shall disregard any materiality or Material Adverse Effect qualifications in the representations and warranties in Article III herein.

(d) Except as otherwise expressly provided for in this Agreement, the Buyer acknowledges and agrees that, should the Closing occur, its and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Company Entities and their respective assets and liabilities, the Transactions and the Purchased Interests shall be pursuant to the indemnification provisions set forth in this Article VIII or the R&W Policy; provided,  however, that nothing contained in this Agreement shall operate to limit (i) the Buyer Indemnitees’ ability to make a claim against the Seller for knowing and intentional fraud in connection with a breach of this Agreement, (ii) the Buyer’s ability to make a claim pursuant to the Transition Services Agreement or (iii) any coverage available under the R&W Policy.

(e) To the extent that any Buyer Indemnitee is entitled to indemnification payments pursuant to Section 8.2(a)(i) or Section 8.2(a)(iii), such indemnification payments shall be satisfied (i) first from the R&W Policy, until the R&W Policy limits have been exhausted, and (ii) then, from the Seller, subject to the applicable limitations set forth in this Article VIII.

Section 8.3 Indemnification by the Buyer.

(a) From and after the Closing, and subject to this Article VIII, after the Closing the Buyer shall defend, indemnify and hold harmless the Seller and each of its Affiliates and their respective and its officers, directors, managers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses to the extent resulting from:

(i) any breach of any representation or warranty made by the Buyer in Article IV;
(ii) any breach in performance by the Buyer of any of its covenants or agreements contained herein;

(iii) any act taken by the Seller or any Company Entity pursuant to Section 5.18(e),  except to the extent such Losses were suffered or incurred as a result of the knowing and intentional fraud of the Seller or its Affiliates; or

(iv) any and all payments required to be made under, and the costs and expenses incurred in connection with, and any other liability incurred by the Seller and its Affiliates (other than the Company Entities) under any guarantee, performance bond, bid bond or other similar agreement that is not released prior to or at the Closing, in each case to the extent required to be made or incurred, as applicable, after the Closing and solely to the extent related to the business of the Company Entities;  provided, that the indemnifiable  Losses pursuant to this Section 8.3(a)(iv) shall be limited solely to the amount of such underlying obligation actually incurred by the Seller as a result of the Buyer’s action or inaction and shall not include any fees and expenses incurred by the Seller in enforcing its rights under this Section 8.3(a)(iv), including legal expenses.

(b) Absent knowing and intentional fraud, in no event shall the aggregate monetary obligations of the Buyer or any of their respective Affiliates in connection with the Transactions exceed the Purchase Price.

(c) Except as otherwise expressly provided for in this Agreement, the Seller acknowledges and agrees that, should the Closing occur, its and each Seller Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Article VIII;  provided, that nothing contained in this Agreement shall operate to limit (i) the Seller Indemnitees’ ability to make a claim against the Buyer for knowing and intentional fraud in connection with this Agreement or the consummation of the Transactions or (ii) the Seller’s ability to make a claim pursuant to the Transition Services Agreement.
Section 8.4 Indemnification Procedure for Third-Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee under this Agreement, is asserted or sought to be collected by a Person or Governmental Entity who is not a Party or an Affiliate thereof (a “Third-Party Claim”), the Indemnitee shall notify the Indemnitor in writing of such Third-Party Claim (a “Notice of Claim”) as promptly as practicable; provided,  however, that a failure or delay by an Indemnitee to provide a Notice of Claim as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been prejudiced as a result of such failure or delay.  The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail, as applicable and to the extent known, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled under this Agreement.  The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other documents evidencing such Third-Party Claim.  The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.

(b) The Indemnitor shall have the right, but not the obligation, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third-Party Defense”) by providing written notice of such assumption to the Indemnitee within 60 days following delivery of the Notice of Claim.  If the Indemnitor assumes the Third-Party Defense in accordance with this Agreement, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim (A) to the extent such judgment or settlement provides for equitable or injunctive relief without the prior written consent of the Indemnitee, (B) if such settlement does not include as a term thereof the giving by the Person(s) asserting such claim to the Indemnitee a release from all liability with respect to such claim underlying such judgment or settlement or (C) if such settlement or judgment contains any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee.  The Parties will use their commercially reasonable efforts to minimize Losses from Third-Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.

(c) If the Indemnitor does not assume the Third-Party Defense, the Indemnitee will be entitled to assume the Third-Party Defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided,  however, that (i) the Indemnitor shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof, and (ii) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the consent of the Indemnitor if such judgment or settlement imposes any financial or other obligation or Liability on the Indemnitor.

(d) Notwithstanding the foregoing, the Indemnitor shall not have the right to assume the defense of such Third-Party Claim, if (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (iii) such Third-Party Claim involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnitor, (iv) the Indemnitor shall not have assumed the defense of such Third-Party Claim in a timely fashion, or (v) the Third-Party Claim involves a criminal matter.

(e) To the extent there is any conflict between this Section 8.4 and Section 5.8(e) as relates to a Tax Claim, the provisions of Section 5.8(e) shall control.

Section 8.5 Indemnification Procedures for Non-Third-Party Claims.  The Indemnitee shall notify the Indemnitor in writing as promptly as practicable following its discovery of any matter, circumstance or state of facts for which the Indemnitee may seek indemnification pursuant to this Article VIII that does not involve a Third-Party Claim.  Such notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail, as applicable and to the extent known, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled under this Agreement; provided,  however, that a failure or delay by an Indemnitee to provide such notice as promptly as practicable shall not affect the rights or obligations of such Indemnitee unless the Indemnitor shall have been prejudiced as a result of such failure or delay.  The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.

Section 8.6 Calculation of Indemnity Payments.

(a) Each Indemnitee shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies; provided, that the availability of such insurance shall not preclude a claim or recovery on a timely basis against an Indemnitor.  The amount of Losses payable under this Article VIII by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor (net of all costs and expenses associated with the recovery thereof, including any insurance premium increases or loss of coverage resulting therefrom, with respect to insurance policies other than the R&W Policy).  If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(b) Each Indemnitee shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Agreement.

Section 8.7 Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article VIII as an adjustment to the Purchase Price, and the Parties shall treat any such payments as such for all applicable Tax purposes.

ARTICLE IX MISCELLANEOUS

Section 9.1 Notices.  Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted under this Agreement shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by email, with confirmation of transmission in each case if also sent on such day for overnight delivery by courier or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such notices, to be valid, must be addressed as follows:

(a) if to the Buyer to the Buyer Guarantor, to:

PetIQ, Inc.

923 South Bridgeway Place

Eagle, Idaho 83616

Attn: R. Michael Herrman, General Counsel

Email: michael.herrman@petiq.com

with a required copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10020

Attention: Dominick DeChiara

Bryan Goldstein

Fax: (212) 294-4700

Email: ddechiara@winston.com

bgoldstein@winston.com

(b) if to the Seller or the Seller Parent, to:

L. Perrigo Company
515 Eastern Avenue

Allegan, MI 49010
Attention:  Legal Department
Email:
legal@perrigo.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention:
Sheryl L. Orr
Email:sheryl.orr@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice in the manner set forth in this Section 9.1 to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may maintain from and after the date of this Agreement).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 9.2 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from and after the date of this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 9.3 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement, the Ancillary Agreements, the Appendices, Schedules, Exhibits and the other documents, instruments and agreements specifically referred to in this Agreement or therein or delivered pursuant to this Agreement or thereto set forth the entire understanding of the Parties with respect to the Transactions.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement.

(b) The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns.  This Agreement will not confer, and it is not the intention of the Parties for this Agreement to confer, any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that (i) Section 5.10 and 5.12 will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein and (ii) the Financing Source shall be an express third-party beneficiary of this Section 9.3(b), Section 7.2, Section 9.4,  Section 9.5,  Section 9.6, Section 9.7 and Section 9.10 and shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.4 Governing Law.  This Agreement, the Appendices, Exhibits and Schedules to this Agreement, the Transactions and the other transactions contemplated thereby (whether sounding at law or in equity, in contract, in tort or otherwise) shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.5 Consent to Jurisdiction; Waiver of Jury Trial.  Except as provided in Section 2.4(d), each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any Proceeding arising out of this Agreement, the Transactions or the other transactions contemplated by any of the foregoing, and irrevocably agrees to commence and litigate any such Proceeding only in such courts.  Each Party further agrees that service of any process, summons, notice or document in accordance with Section 9.1 shall be effective service of process, summons, notice or documents for any such Proceeding.  Nothing in this Agreement shall in any way be deemed to limit the ability of either Party to serve any such process, summons, notice or document in any other manner permitted by applicable Law.  Each Party (a) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the consummation of the Transactions in such courts, (b) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) irrevocably and unconditionally agrees to be bound by any judgment rendered by any such court.  Notwithstanding anything herein to the contrary, each Seller Party and each of the other parties hereto (i) agree that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source in a way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.1 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT THE TRANSACTIONS, THE OTHER TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY. EACH SELLER PARTY AND EACH OTHER PARTY THERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 9.6 Right to Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such injunction or injunctions being in addition to any other remedy to which such Party is entitled at law, in equity, in contract, in tort or otherwise.  The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement, all in accordance with the terms of this Section 9.6.  No Party shall be required to provide any evidence of irreparable harm or bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, in no event shall Buyer or Buyer Guarantor pursuant to specific performance or otherwise commence any Proceeding against any Financing Source. Notwithstanding anything to the contrary contained herein, no Seller Party or any other party hereto shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no

Financing Source shall have any rights or claims against any Seller Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise;  provided that the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.   No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. Each party hereto waives and releases all such rights and claims against the Financing Source (other than as set forth under any commitment letter related to the Debt Financing).

Section 9.7 Assignment.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned by any of the Parties without the prior written consent of (a) the Buyer, in the case of an assignment by the Seller, and (b) the Seller, in the case of an assignment by the Buyer, provided that the Buyer may collaterally assign its rights and benefits hereunder, in whole or in part, to any Financing Source which assignment will not relieve Buyer of any of its obligations under this Agreement or any Ancillary Agreements.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void, ab initio.

Section 9.8 Headings.  All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Construction.  For the purposes of this Agreement, except as otherwise expressly provided in this Agreement or unless the context otherwise requires:  (a) the meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include the other genders as the context requires; (b) where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, subsection, paragraph, Appendix, Exhibit, Schedule or other attachment, such reference is to an Article, Section, subsection, paragraph, Appendix, Exhibit, Schedule or other attachment to this Agreement unless otherwise specified, and a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears; (e) unless otherwise specified, the words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” and the rule known as ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined in this Agreement shall be subject to the Accounting Principles as defined in Schedule A-1;  (h) any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day; (i) any statement in this Agreement to the effect that any information, document or other material has been “made available” by the Seller shall mean such information, document or material was included in and available prior to the date of this Agreement in the “Project Greyhound” online data room hosted by Merrill Corporation; (j) all references to “dollars” or “$” or “US$” in this Agreement shall refer to United States dollars, which is the currency used for all purposes in this Agreement; (k) the word “or” shall be disjunctive and not exclusive; and (l) reference to any Law means such Law, as amended, modified, codified, replaced or reenacted from time to time, and all rules and regulations promulgated thereunder.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation of this Agreement.

Section 9.10 Amendments and Waivers.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and the Seller.  Any term or condition of this Agreement may be waived at any time in a written instrument duly executed by the Party against whom such waiver is sought to be enforced.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion or affect in any way any rights arising by virtue of any such prior or future occasion. Notwithstanding the foregoing, Section 7.2,  Section 9.3(b),  Section 9.4,  Section 9.5,  Section 9.6, Section 9.7 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) and this Section 9.10 may not be amended, supplemented, modified or waived in any manner that impacts or is otherwise adverse to the Financing Source without the prior written consent of the affected Financing Source.

Section 9.11 Appendices, Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Appendices, Exhibits and Schedules referred to in this Agreement are part of this Agreement.  The Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement.  The disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedule to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection. Certain information set forth in the Disclosure Schedule is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company Entities, (b) amount to a Material Adverse Effect or (c) occurred outside of the ordinary course of business of the Company.  No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 9.12 Counterparts.  This Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties.  The Parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be effected by means of an exchange of electronically transmitted signatures (including by electronic mail in .pdf format).

Section 9.13 Seller Parent Guarantee.  In order to induce the Buyer to enter into this Agreement, the Seller Parent hereby absolutely, irrevocably and unconditionally guarantees to the Buyer, the payment in full of all amounts owed by the Seller to the Buyer and its Affiliates when due and payable, in each case in accordance with the terms of this Agreement or the Ancillary Agreements. Such guarantee shall be as primary obligor and not merely as surety, shall be a guarantee of payment and not of collection and shall be a continuing guarantee. The Seller Parent hereby waives acceptance, diligence, promptness, presentment, demand of payment or performance, filing of claims with a court in the event of insolvency or bankruptcy of the Seller, any right to require a proceeding (or other exhaustion of remedies) first against the Seller or to join the Seller in any enforcement action or to first resort to any other means of obtaining payment or performance, protest, notice and all demands whatsoever. The Seller Parent agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Buyer and its Affiliates in enforcing any rights under this Section 9.13.  Nothing contained in this Section 9.13 shall limit the Seller Parent’s ability to assert as a defense to any claim any defense that would be available to the Seller if the claim were asserted directly against the Seller.    This Agreement has been duly executed and delivered by the Seller Parent, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Section 9.13 constitutes the valid and binding obligation of the Seller Parent, enforceable against Seller Parent in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

Section 9.14 Buyer Guarantor Guarantee.  In order to induce the Seller to enter into this Agreement, the Buyer Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Seller, the payment in full of all amounts owed by the Buyer to the Seller and its Affiliates when due and payable, in each case in accordance with the terms of this Agreement or the Ancillary Agreements. Such guarantee shall be as primary obligor and not merely as surety, shall be a guarantee of payment and not of collection and shall be a continuing guarantee. The Buyer Guarantor hereby waives acceptance, diligence, promptness, presentment, demand of payment or performance, filing of claims with a court in the event of insolvency or bankruptcy of the Buyer, any right to require a proceeding (or other exhaustion of remedies) first against the Buyer or to join the Buyer in any enforcement action or to first resort to any other means of obtaining payment or performance, protest, notice and all demands whatsoever. The Buyer Guarantor agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Seller and its Affiliates in enforcing any rights under this Section 9.14.  Nothing contained in this Section 9.14 shall limit the Buyer Guarantor’s ability to assert as a defense to any claim any defense that would be available to the Buyer if the claim were asserted directly against the Buyer.    This Agreement has been duly executed and delivered by the Buyer Guarantor, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Section 9.14 constitutes the valid and binding obligation of the Buyer Guarantor, enforceable against the

Buyer Guarantor in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

PETIQ, LLC

By:/s/ McCord Christensen

Name:McCord Christensen
Title: Chief Executive Officer

BUYER GUARANTOR:

PETIQ, INC.

By:/s/ McCord Christensen

Name:McCord Christensen
Title: Chief Executive Officer

By:/s/ R. Michael Herrman

Name:R. Michael Herrman
Title: SVP, General Counsel and Corporate Secretary

Signature Page to Purchase and Sale Agreement

SELLER:

L. PERRIGO COMPANY

By:/s/ Todd Kingma

Name:Todd Kingma
Title: Executive Vice President and Secretary

SELLER PARENT:

PERRIGO COMPANY PLC

By:/s/ Murray Kessler

Name:Murray Kessler
Title: President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Appendix A

Definitions

When used in this Agreement, the following terms have the meanings assigned to them in this Appendix:

“Accounting Principles” means the accounting methodologies, principles and procedures set forth on Schedule A-1.

“Accounts Receivable” has the meaning set forth in Section 3.23(a).

“Acquisition Proposal” has the meaning set forth in Section 5.4.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.  For the avoidance of doubt, the Company Entities shall be considered Affiliates of (a) the Seller prior to the Closing and (b) the Buyer following the Closing.

“Affiliate Agreement” has the meaning set forth in Section 5.16(b).

“Affiliated Group” means any group of corporations that has elected or is otherwise required to file as a consolidated, combined, or unitary tax group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 3.2.

“Annual Financial Statements” has the meaning set forth in Section 3.6(a)(i).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, or any similar laws and regulations regarding corruption, bribery, ethical business conduct, or gifts, hospitalities or expense reimbursements to public officials and private persons which are applicable in countries where the Company Entities engage in business.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and the attorneys general of the several states of the United States.

“Applicable Survival Period” has the meaning set forth in Section 8.1(b).

“Approvals” has the meaning set forth in Section 3.10(b).

“Audited Financial Statements” has the meaning set forth in Section 5.14(a).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a)(i).

“Base Purchase Price” has the meaning set forth in Section 2.1(a).

“Benefit Plan”  means any (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, including each “pension” plan within the meaning of Section 3(2) of ERISA (determined without regard to whether such plan is subject to ERISA); and (ii) each “welfare” plan (within the meaning of Section 3(1) of ERISA (determined without regard to whether such plan is subject to ERISA), and (iii) each other retirement, disability, vacation, leave of absence, bonus, incentive compensation, deferred compensation, change in control, equity, phantom equity, severance, fringe benefit, health, welfare, change-in-control, disability or other similar plan, program, policy, agreement or other arrangement.

“Business” means the manufacturing, research & development, supply and distribution of animal health products.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Buyer”  has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.11(g).

“Buyer-Filed Tax Return” has the meaning set forth in Section 5.8(a)(ii).

“Buyer FSA Plan” has the meaning set forth in Section 5.11(h)(i).

“Buyer Guarantor” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a).

“Buyer Parties” has the meaning set forth in Section 5.10(b).

“Capital Interest” has the meaning set forth in this Appendix A under the term “Equity Securities.”

“Closing”  has the meaning set forth in Section 2.2.

“Closing Amounts” means the Closing Working Capital, the Closing Cash, the Closing Indebtedness and the Closing Transaction Costs.

“Closing Cash” means, as of 12:01 a.m. Eastern Time on the Closing Date, the aggregate amount of all cash and cash equivalents, including checks, any deposits in transit as of  such time that have not yet cleared, money orders, marketable securities, short term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, of the Company Entities, excluding (i) any  amounts taken into account in calculating any other Closing Amount, (ii) the amount of any  checks, drafts and wires issued as of such time that have not yet cleared, but only to the extent  that such checks, drafts and wires are not included as a Current Liability in the calculation of Closing Working Capital, and (iii) any amounts included as Current Assets in the calculation of  Closing Working Capital.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means, as of 12:01 a.m. Eastern Time on the Closing Date, the aggregate amount of all Indebtedness of the Company Entities, excluding any amounts taken into account in calculating any other Closing Amount.

“Closing Payment” means an amount equal to (a) the Base Purchase Price, plus (b) an amount (which may be positive or negative) equal to (i) the Closing Working Capital as set forth in the Estimated Closing Statement, minus (ii) the Target Working Capital, plus, (c) the lesser of (x) Closing Cash as set forth on the Estimated Closing Statement or (y) $5,000,000, minus  (d) the Closing Indebtedness as set forth in the Estimated Closing Statement, minus  (e) the Closing Transaction Costs as set forth in the Estimated Closing Statement.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Closing Transaction Costs” means, as of 12:01 a.m. Eastern Time on the Closing Date, the aggregate amount of Transaction Costs that remain unpaid, excluding any amounts taken into account in calculating any other Closing Amount.

“Closing Working Capital” means, as of 12:01 a.m. Eastern Time on the Closing Date, (a) the aggregate amount of Current Assets, minus (b) the aggregate amount of Current Liabilities, in each case, (i) as calculated in accordance with the Accounting Principles and (ii) excluding any amounts taken into account in calculating any other Closing Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Benefit Plan”  means any Benefit Plan that is currently maintained or sponsored by any Company Entity, and shall exclude, for the avoidance of doubt, any Benefit Plan that is a Seller Benefit Plan.

“Company Consolidated Return Taxes” means any Tax of a Seller Affiliated Group (or member thereof) for which a Company Entity is liable under Treasury Regulations Section 1.1502-6 (or any analogous provision of state or local Law) or other applicable provision of Law.

“Company Consolidated Tax Returns” has the meaning set forth in Section 5.8(a)(i).

“Company Entity” and “Company Entities” means each of the Company and each Company Subsidiary.

“Company Entity Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used, held for use or planned for use in connection with or otherwise necessary for conducting the business of the Company Entities as currently conducted and as proposed to be conducted.

“Company Subsidiary” means each of SPC Trademarks, LLC, Pet Logic, LLC, Meridian Animal Health, LLC, Velcera, Inc., FidoPharm, Inc., LoradoChem, Inc., FidoPharmBrands, LLC and American Business Sergeant’s Pet Care Products Trade (Shanghai) Co, Ltd.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 10, 2018, by and between PetIQ, LLC and Perrigo Company, plc.

“Contest Requirement” has the meaning set forth in the definition of Permitted Lien.

“Continuation Period” has the meaning set forth in Section 5.11(c).

“Continuing Employee” has the meaning set forth in Section 5.11(c).

“Contract” means any written contract, lease, license, indenture, undertaking or other agreement that is legally binding.

“Current Assets” means, without duplication, only those line items shown on Schedule A-1 as current assets of the Company Entities and as determined in accordance with the Accounting Principles (which shall exclude any assets related to Income Taxes (whether current or deferred)).

“Current Liabilities” means, without duplication, only those line items shown on Schedule A-1 as current liabilities of the Company Entities and as determined in accordance with the Accounting Principles (which shall exclude any liabilities related to Income Taxes (whether current or deferred).

“D&O Indemnified Party” has the meaning set forth in Section 5.12(a).

“Debt Financing” has the meaning set forth in Section 4.5(a).

“Debt Financing Commitment” has the meaning set forth in Section 4.5(a).

“Disclosure Schedule” has the meaning set forth in the lead-in to Article III.

“Employee”  means each employee of the Company Entities listed on Section 3.14(a)(i) of the Disclosure Schedule and each employee of the Seller or an Affiliate of Seller (other than any Company Entity) listed on Section 3.14(a)(iii) of the Disclosure Schedule, but shall not include each employee of the Seller or an Affiliate of Seller (other than any Company Entity) listed on Section 3.14(a)(ii) of the Disclosure Schedule.

“Employee Payment” has the meaning set forth in Section 2.3(c).

“Environmental Law” means any applicable Law relating to the protection of the environment or the protection of human health as it may be affected by exposure to Hazardous Materials and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labeling or release of or exposure to Hazardous Materials, including but not limited to:  the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; in each case as in effect as of the applicable date of determination.

“EPA” has the meaning set forth in Section 3.10(b).

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (a “Capital Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Evaluation Material” has the meaning set forth in Section 3.25(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“FDA” has the meaning set forth in Section 3.10(b).

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Final Closing Cash” has the meaning set forth in Section 2.4(e)(i).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(e)(i).

“Final Closing Transaction Costs” has the meaning set forth in Section 2.4(e)(i).

“Final Closing Working Capital” has the meaning set forth in Section 2.4(e)(i).

“Financial Statements” has the meaning set forth in Section 3.6(a)(ii).

“Financing Source” has the meaning set forth in Section 4.5(a).

“Firm” has the meaning set forth in Section 2.2.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Code Section 965 (including a “controlled foreign corporation” within the meaning of Code Section 957), or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Foreign Benefit Plan” means any Benefit Plan that is currently maintained outside of United States and is sponsored, contributed to or required to be contributed to by the Seller, any of its Affiliates, or any Company Entity for the benefit of any current or former Employee or any current or former director, officer or independent contractor of any Company Entity, in respect of such individual’s employment or service with any Company Entity.

“FTC” has the meaning set forth in Section 3.10(i).

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Enforceability), Section 3.3 (Capitalization of the Company; Title to Purchased Interests), Section 3.4  (Company Subsidiaries), Section 3.21 (Brokers), Section 4.1 (Good Standing; Organization), Section 4.2 (Authority and Enforceability) and Section 4.7 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction, including, the FDA, the EPA or any other self-regulatory or administrative organizations.

“Hazardous Material” means petroleum, asbestos or asbestos-containing materials, gasoline, diesel fuel, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes which are defined or regulated as hazardous or toxic under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Income Tax”  means any Tax based on, or computed with respect to, net income or earnings, gross income or earnings, capital, or net worth and any franchise Taxes or Tax on doing business imposed in lieu thereof) and all related interest and penalties.

“Indebtedness” means any of the following: (a)  indebtedness for borrowed money; (b)  obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations under acceptance, letters of credit or similar facilities, in each case, solely to the extent drawn upon; (d) all obligations under capitalized leases required to be recorded as capitalized leases by GAAP prior to the adoption of ASC 842 (other than obligations relating to any leases that were classified as operating leases prior to the adoption of ASC 842), (e) all obligations with respect to interest rate and currency obligations, swaps, collars, caps or similar hedging obligations (valued at the termination value thereof), (f) all obligations of the type referred to in clauses (a) through (e) of any Person the payment of which such Person is responsible, directly or indirectly, as obligor, guarantor, surety or otherwise, (g) any accrued interest, fees and charges in respect of any of the foregoing and (h) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing at or prior to the Closing.

“Indemnified Taxes” (and the correlative meaning, “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract entered (or assumed) by any Company Entity on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not):

(a)all Taxes of any Company Entity (other than Transfer Taxes (which are governed by (d))) for (or as provided in Section 5.8(c) attributable to) any Pre-Closing Tax Period;

(b)all Company Consolidated Return Taxes;

(c)all Taxes resulting from (i) a breach of a representation contained in Section 3.17 (in each case disregarding any materiality or Material Adverse Effect qualifications therein) or (ii) a breach of a covenant or other agreement of the Seller contained in Section 5.2(o),  Section 5.7 or Section 5.8;

(d)the Seller’s allocable share of all Transfer Taxes as determined under Section 5.7; and

(e)all Taxes for which the Seller is responsible under Section 5.8(d)(ii).

Indemnified Taxes shall exclude Taxes to the extent included in the final computation of the Closing Amounts.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Expert” has the meaning set forth in Section 2.4(d).

“Intellectual Property” means all worldwide (a) patents, industrial designs, utility models, and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations and extensions thereof; (b) trademarks, service marks, certification marks, trade dress, logos, trade names, domain names, social media accounts and other source of business identifiers, whether registered or unregistered, and all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing; (c) works of authorship (including Software), copyrights, mask work rights, database rights and design rights, whether registered or unregistered, together with all applications, registrations, renewals and extensions therefor and all moral rights associated with any of the foregoing; (d) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, recipes, research and development, compilations, compositions, manufacturing processes, production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing information, cost information, business plans and proposals and marketing plans and proposals and (e) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Intercompany Contract” means each Contract between any Company Entity, on the one hand, and any other Company Entity, on the other hand.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6(a)(ii).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a)(ii).

“Interim Period” means the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“IRS” means the Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Company Entities.

“Knowledge” means the actual knowledge, following reasonable inquiry, of (a) in the case of the Seller, Neal Wilmore, Jeff Needham, Ben Needham, James Larson and Ben Shane and (b) in the case of the Buyer, Cord Christensen, Michael Herrman, John Newland, Jeff Caywood and Pat Jones.

“Last Quarter Financials” has the meaning set forth in Section 2.3(b)(x).

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person as of the date of this Agreement.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.

“Lien” means with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Losses” means any loss, liability, obligation, demand, charge, Proceeding, assessed interest, penalty, damage and Tax.

“Major Customers” means the top 20 customers of the Company Entities based on gross amounts paid for goods or services provided by the Company Entities during the 12 months ending on the Balance Sheet Date.

“Major Vendors” means the top 20 suppliers and vendors of goods and services to the Company Entities based on gross amounts paid for such goods or services during the 12 months ending on the Balance Sheet Date.

“Marketing Period” means the first period of 15 consecutive Business Days, commencing on the first Business Day after the date of delivery of the Required Financial Information (throughout which the Buyer shall have the Required Financial Information); provided,  that (a) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, the Seller has determined or is contemplating restating any financial statements or financial information included in the Required Financial Information, in which case the Marketing Period shall not be eligible to commence unless and until such restatement has been completed and the relevant Required Financial Information has been amended or the Seller has determined that no restatement shall be required in accordance with GAAP, (b) if the Seller shall in good faith reasonably believe that it has delivered the Required Financial Information, the Seller may deliver to the Buyer written notice to that effect (stating when the Seller believes it completed any such delivery), in which case the Seller shall be deemed to have delivered such Required Financial Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Buyer in good faith reasonably believes that the Seller has not completed delivery of such Required Financial Information and, within three Business Days after their receipt of such notice from the Seller, the Buyer delivers a written notice to the Seller to that effect (stating with specificity what Required Financial Information the Seller has not delivered), (c) the Marketing Period shall end on any earlier day that is the date on which the Debt Financing is consummated, (d) if the Marketing Period shall not have been completed on or prior to August 16, 2019 or December 17, 2019, then such Marketing Period shall be deemed not to have commenced until September 3, 2019 or January 2, 2020, as applicable, (e) the Marketing Period shall not include July 3, 2019, July 4, 2019, July 5, 2019, November 28, 2019 and November 29, 2019 and (f) for the avoidance of doubt, May 27, 2019, October 14, 2019, November 11, 2019, January 20, 2020, February 17, 2020 and April 10, 2020 shall not be considered “Business Days” for purposes of the Marketing Period.

“Material Adverse Effect”  means any change, development, impact, fact, circumstance, condition, effect or event (A) that has, or would reasonably be expected to have, individually or in the aggregate with all other changes, developments, impacts, facts, circumstances, conditions, events or effects, a material adverse effect to the business, assets, liabilities, properties, results of operations or financial or other condition of the Company Entities, taken as a whole; provided,  however, that any changes or events resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company Entities operate, (b) any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Entity associated with national security, (c) effects of weather or other meteorological events, (d) any change of Law, accounting standards, regulatory policy or industry standards after the date of this Agreement, (e) any actions taken by, or at the express request of, the Buyer, (f) any failure by the Company to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure), and (g) the announcement, execution, delivery or performance of this Agreement or the fact that the prospective owner of the Company is the Buyer;  provided,  further, that in the case of clauses (a), (b),  (c) or (d) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company Entities as compared to other Persons or businesses that operate in the industry in which the Company Entities operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur; provided,  further, that, in the case of the foregoing clauses (a), (b),  (c) or (d) above, the underlying causes of such failures shall not be excluded if such facts, change, event, effect or occurrence referred to therein has had, or is reasonably likely to have, a disproportionate adverse impact on the Company Entities, taken as a whole, relative to other similarly situated companies in the industries in which the Company Entities operate or (B) that will, or is reasonably likely to, prevent or materially delay the performance by the Seller of any of its obligations under this Agreement.

“Material Contracts” has the meaning set forth in Section 3.11(b).

“Merial Lawsuits” means the following lawsuits (including any appeals from these lawsuits):  (a) Perrigo Company; Sergeant’s Pet Care Products, Inc. d/b/a Perrigo Animal Health; Velcera, Inc.; and Fidopharm, Inc. v. Merial Limited d/b/a Merial, L.L.C. (U.S. District Court, N.D. Georgia); and (b) Merial, Incorporated v. Sergeant’s Pet Care Products, Incorporated (U.S. District Court, W.D. Michigan).

“Notice of Claim” has the meaning set forth in Section 8.4(a).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“OFAC”  has the meaning set forth in this Appendix A under the term “Sanctions Laws.”

 “Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 7.1(a).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a Company Entity.

“Owned Real Property” has the meaning set forth in Section 3.12(a).

“Owned Software” means all Software that is Owned Intellectual Property.

“Party” or “Parties”  has the meaning set forth in the preamble to this Agreement.

“Permit” means a consent, approval, license, permit, certificate, authorization or the expiration without condition or qualification of applicable waiting period from any Governmental Entity.

“Permitted Lien” means (a) any Lien for Taxes that are not yet due or delinquent or that are being contested in good faith for which adequate reserves have been established on the books of the appropriate Company Entity by appropriate proceedings and in each case, and in accordance with any applicable Real Property Lease(s), provided that such proceedings operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon such Lien so contested, (ii) the sale, forfeiture or loss of any Real Property or any rent under any Real Property Lease to satisfy or to pay any damages caused by such contested Lien, (iii)  any interference with the use or occupancy of any Real Property, (iv) any interference with the payment of any rent under the applicable Real Property Lease(s) or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied (collectively, the “Contest Requirements”), (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business that are being contested by appropriate proceedings that satisfy the Contest Requirements, (c) imperfections or irregularities of title that do not and would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby, (d) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property, (e) any Lien arising pursuant to, or as a result of the Transactions, and (f) any Lien that a reputable title insurance company would have omitted as an exception or affirmatively insure against in a title insurance policy for the affected property.

“Perrigo Marks” means all trademarks, service marks, corporate names or trade names that contain or comprise the word “Perrigo” or any variations or derivatives thereof.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, proprietorship, other business organization or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Privacy and Security Requirements” means, to the extent applicable to the Company Entities, (a) all Privacy Laws; (b) all Privacy Contracts; and (c) all Privacy Policies.

“Privacy Contracts” means all Contracts between any Company Entity and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws regulating the Processing of Personal Information including Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the Illinois Biometric Information Privacy Act, all Laws related to faxes, telemarketing and text messaging and all Laws related to breach notification.

“Privacy Policies” means all written policies and procedures applicable to the Company Entities relating to the Processing of Personal Information, including all website and mobile application privacy policies and internal information security procedures.

“Proceeding” means any action, cause of action, suit, hearing, claim, complaint, dispute, controversy, lawsuit, litigation, investigation or inquiry (including any request for additional information or documentary materials from an Antitrust Authority concerning the Transactions), arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchased Interests” has the meaning set forth in the recitals to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Adjustment” has the meaning set forth in Section 2.4(e)(ii).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.8(f)(iii).

“R&W Insurer” means AIG Specialty Insurance Company.

“R&W Policy” means policy number 24156697, issued by the R&W Insurer to the Buyer on or prior to the date of this Agreement.

“Real Property” has the meaning set forth in Section 3.12(a).

“Real Property Leases” has the meaning set forth in Section 3.12(b).

“Redacted Fee Letters” has the meaning set forth in Section 4.5(c).

“Registered Intellectual Property” has the meaning set forth in Section 3.18(a).

“Regulated Product Marketing Services”  has the meaning set forth in Section 3.10(i).

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, members, general or limited partners, Affiliates, Representatives, sources of financing and each of their respective successors and assigns.

“Representatives” means the officers, directors, managers, trustees, employees, counsel, accountants, agents, financial advisers and consultants of a Person.

“Required Financial Information” shall mean such information and data regarding the Company Entities as is reasonably requested in good faith by the Buyer that is customarily delivered by a borrower and necessary for the preparation of customary confidential information memoranda for senior secured term loan financings, including any information required as part of a Supplemental Request.  The Required Financial Information to be delivered by the Seller shall be prepared in accordance with the Seller’s accounting methods, policies, practices, principles, bases and procedures, including in respect of the exercise of management judgment, adopted in the preparation of the Annual Financial Statements.

“Review Period” has the meaning set forth in Section 2.4(c).

“Rule 3-05 Financial Statements” has the meaning set forth in Section 5.14(b).

“Sample Calculation” means for illustrative purposes, the sample calculation of Closing Working Capital set forth on Schedule A-1, as if the Closing Date were the Interim Balance Sheet Date.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, but not limited to, Iran, North Korea, Sudan, Cuba, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any relevant U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), or the United Nations Security Council.

“Section 336(e) Agreement”  has the meaning set forth in Section 5.8(f)(i).

“Section 336(e) Election” has the meaning set forth in Section 5.8(f)(i).

“Section 336(e) Forms”  has the meaning set forth in Section 5.8(f)(i).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Breach” means security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information) or interference with system operations of IT Assets.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Benefit Plan”  means any Benefit Plan other than a Company Benefit Plan  (a) that is currently maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates, including the Company Entities, for the benefit of any current or former Employee or any current or former director, officer or independent contractor in respect of such individual’s employment or service with any Company Entity or with respect to the Seller Business, or (b) with respect to which any Company Entity has any Liability; provided that, for the avoidance of doubt, Seller Benefit Plans shall not include any Foreign Benefit Plan.

“Seller Affiliated Group” means any Affiliated Group that includes a Company Entity, and has as its common parent the Seller or any Affiliate of the Seller (other than a Company Entity).

“Seller Business” means the Perrigo Animal Health Business involving the manufacturing, research & development, supply and distribution of animal health products carried on by the Seller worldwide immediately prior to the Closing, including its Omaha, Nebraska Animal Health Plant, the full range of Perrigo Animal Health’s product line, including pipeline projects in development, and all manufacturing, supply and distribution of such animal health products.

“Seller-Filed Tax Returns” has the meaning set forth in Section 5.8(a)(i).

“Seller 401(k) Plan” has the meaning set forth in Section 5.11(g).

 “Seller FSA Plan” has the meaning set forth in Section 5.11(h)(i).

“Seller Indemnitees”  has the meaning set forth in Section 8.3(a).

“Seller Parent”  has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in Section 5.10(a).

“Software” means (a) all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons; (b) all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith; (c) any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and (d) all media and other tangible property necessary for the delivery or transfer thereof.

“Straddle Period” has the meaning set forth in Section 5.8(c)(i).

“Supplemental Request” has the meaning set forth in Section 5.18(g).

“Syndication Documents” has the meaning set forth in Section 5.18(e)(iii).

“Target Working Capital” means $19,588,000.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise, capital gains, capital stock, user, leasing, lease, transfer, natural resources, value added, gaming, license, capital, estimated, goods and services, stamp, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any including any interest, penalty or addition thereto, in each case, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 5.8(e)(i).

“Tax Returns” means any return, report, claim for refund or similar statement filed or required to be filed with any Governmental Entity with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding any of the Company Entities that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, provided that such term shall not include (i) any provisions of contracts entered into in the ordinary course of business with third parties that normally include these type of provisions such as leases or credit agreements or (ii) any provision of this Agreement.

“Termination Fee” has the meaning set forth in Section 7.2(b).

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Third-Party Defense” has the meaning set forth in Section 8.4(b).

“Transaction Costs”  means all out-of-pocket fees, costs and expenses incurred by the Company Entities prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and consummation of the Transactions to the extent not paid at or prior to the Closing, including all fees or payments owed to William Blair & Co in connection with the transactions contemplated by this Agreement, and any transaction, change in control, severance or similar payments that are payable to any current or former employee, independent contractor, director or other service provider of the Seller or its subsidiaries, in each case solely as a result of the Transactions, including the employer portion of any employment and payroll Taxes related thereto.

“Transaction Permitted Liens” has the meaning set forth in Section 3.3(b)(iv).

“Transactions” means the transactions contemplated by this Agreement.

“Transaction Tax Deductions”  means any tax deduction attributable to the payment by the Seller (or a Company Entity prior to the Closing) of an amount included in calculating the Closing Amounts (including any amount that would have been included in calculating the Closing Amounts but for the fact that such amount was paid prior to the Closing),  Transaction Costs or any deduction for unamortized financing costs of the Company Entities and premium deductions arising from the repayment of indebtedness; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success based fees that were paid as an amount that did not facilitate the transactions contemplated by this Agreement, and therefore to treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal income tax purposes.

“Transferred FSA Balances” has the meaning set forth in Section 5.11(h)(i).

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transition Services Agreement” has the meaning set forth in Section 2.3(a)(v).

“Unaudited Financial Statements” has the meaning set forth in Section 5.14(b).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data.

“U.S. Severance Policy” means the Perrigo Company PLC U.S. Severance Policy amended and restated effective as of February 13, 2019.

“WARN Act” has the meaning set forth in Section 3.14(f).

Schedule A-1

Accounting Principles; Sample Calculation; Closing Statement Format

Accounting Principles:

1.The Estimated Closing Statement and the Closing Statement shall be prepared in accordance with the following Accounting Principles:

(a)the following accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodology:

(i)

shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions;

(ii)

shall be based on facts and circumstances as they exist up to the Closing, and shall exclude the effect of any act, decision or event occurring after the Closing;

(iii)

shall include the same line accounts (and only those line accounts) set forth in the Sample Calculation below with respect to the calculation of the Closing Working Capital;

(iv)

the Estimated Closing Statement and Closing Statement shall be prepared in U.S. Dollars, and all amounts included in the Estimated Closing Statement and Closing Statement denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the mid-point U.S. Dollar spot rate of exchange applicable to such other currency quoted by The Wall Street Journal as of the close of business on the Business Day prior to the Closing;

(v)

the Estimated Closing Statement and Closing Statement shall be prepared on the basis that the Company is a going concern and shall exclude (except with respect to Transaction Costs) the effect of the change of control or ownership of the Company and will not take into account the effects of any post-Closing reorganizations or the post-Closing intentions or obligations of the Buyer or its Affiliates;

(vi)

intercompany balances shall be reconciled and eliminated and any unreconciled liabilities shall be released, for which no amounts shall be included in Closing Indebtedness or Closing Working Capital;

(vii)

no new categories, classifications, or types of accrued liabilities, employee-related liabilities or other types of current liabilities will be included in Closing Working Capital that were not classified as such in the Interim Financial Statements;

(viii)

where an accrual, provision or reserve was made in the Interim Financial Statements in relation to any matter or series of related matters, no increase in that accrual, provision or reserve shall be made in the calculation of Closing Working Capital unless since the preparation of such balance sheet new facts or circumstances have arisen prior to 12:01 a.m. ET on the Closing Date which justify such increase using the same policies, methods and estimation techniques, as set out in paragraph (b) below;

(ix)

the Estimated Closing Statement and the Closing Statement shall be prepared so as not to include any provision with respect to any matter (A) which is the subject of an indemnity in favor of the Buyer or any of its Affiliates under this Agreement or any of the other Ancillary Agreements or (B) to the extent it will be assumed or settled by the Seller or any of its Affiliates at or after the Closing; and

(x)

For purposes of determining any component of the Estimated Closing Statement and the Closing Statement, the application of GAAP shall be interpreted as if FASB Accounting Standards Codification Topic 842, Accounting for Leases, has not taken effect;

(b)to the extent not addressed in Section 1(a) above, the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodology (including in respect of the exercise of management judgment), adopted in the preparation of the Annual Financial Statements; and

(c)to the extent not otherwise addressed in Section 1(a) or Section 1(b) above, GAAP, as in effect as of the date of this Agreement.

2.For the avoidance of doubt:

(a)Section 1(a) above shall take precedence over Section 1(b) and Section 1(c) above; and

(b)Section 1(b) above shall take precedence over Section 1(c) above.

Sample Calculation:

Illustrative Calculation of Closing Working Capital (December 31, 2018)

$ in 000s	Account Balance	Closing Working Capital Balance
Current Assets
Net Accounts Receivable
11000 - Accounts Receivable - Trade	(2,448)	(2,448)
11001 - Accounts Receivable - Reconciliation Acct	9,337	9,337
11005 - Accounts Receivable - BAC	(63)	(63)
11010 - Accounts Receivable - Credit Memo Accrual	-	-
11230 - Accounts Receivable - Other	5	5
11502 - Unsaleables Allowance	(313)	(313)
11500 - Allowance for Doubtful Accounts	-	-
Net Inventory
12000 - Inventory - Raw Materials	3,624	3,624
12020 - Inventory - Packaging	2,476	2,476
12310 - WIP - Subassemblies	1,323	1,323
12330 - WIP-Open Productions Orders	-	-
12500 - Inventory - Finished Assemblies	10,067	10,067
12530 - Inventory - Unbilled Shipments 12530	-	-
12535 - Inventory - Unbilled Shipments 12535	(81)	(81)
12540 - Finished Goods Adjustment	182	182
13020 - Reserve for Obsolescence	(1,567)	(1,567)
13080 - Reserve for Production Variance	1,027	1,027
13090 - Reserve for PPV	1	1
Prepaid Expense
15020 - Prepaid Insurance - General Liability	368	368
15250 - Prepaid - Miscellaneous	1,387	1,387
Assets Held for Sale
15800 - Assets Held for Sale	-	-
Current Liabilities
Accounts Payable
20001 - Trade Payables - Reconciliation Accoun	(2,128)	(2,128)
20002 - Employees as Vendors - Reconciliation	0	0
20012 - GR/IR Clearing Account	(264)	(264)
20020 - Trade Payables - Other	(156)	(156)
20040 - Trade Payables - Estimate	(927)	(927)
Accrued Payroll
21020 - Accrued Payroll	-	-
21040 - Accrued Administrative Bonus	(378)	(378)
21041 - Accrued Salaried Employee Incentive Bonus	(214)	(214)
21050 - Accrued Sales Bonus	-	-
21180 - Donations Withheld	-	-
21230 - Miscellaneous Deductions Withheld	(1)	(1)
21290 - Accrued Sick Pay	(415)	(415)
21330 - Accrued Profit Sharing Contribution	(321)	(321)
21400 - Accrued Severance	-	-
Accrued Customer Program
22500 - Accrued Volume Incentive Rebate	(59)	(59)
23000 - Accrued Overbills	(4,200)	(4,200)
Accrued Other
22000 - Accrued Commissions	(46)	(46)
24020 - Accrued Property Taxes	(385)	(385)
24045 - Sales	39	39
24130 - Accrued Hospitalization	(317)	(317)
24200 - Other Accruals 24200	(565)	(65)
24320 - Accrued Royalties and Profit Sharing Accrual	-	-

Closing Working Capital	15,486

1 - For the avoidance of doubt, Closing Working Capital shall exclude accruals related to Virbac (lost customer).

The Sample Calculation set forth above has been included for illustrative purposes.  The line items included in the Sample Calculation represent the line items to be included in Closing Working Capital; provided, that the numbers contained within the Sample Calculation shall not form part of the actual calculation of Closing Working Capital, which shall be based on the Current Assets and Current Liabilities of the Company Entities as of 12:01 a.m. Eastern Time on the Closing Date.  In addition, Closing Working Capital shall be presented using the same format as that of the Sample Calculation above.

Closing Statement Format:

(amounts in $)
Base Purchase Price	$xxx
plus (a) Closing Working Capital, minus (b) Target Working Capital	[xxx][(xxx)]
plus Closing Cash	(xxx)
minus Closing Indebtedness	(xxx)
minus Closing Transaction Costs	(xxx)
[Purchase Price/Closing Payment]	$xxx
Net Closing Payment to the Seller	$xxx

The Closing Statement Format set out above describes the format in which the Estimated Closing Statement and the Closing Statement shall be delivered.

Exhibit A

Debt Financing Commitment

(see attached)

R-1

Exhibit B

Form of Transition Services Agreement

(see attached)

R-2

Exhibit C

Form of Resignations

(see attached)

R-3

Exhibit 5.8(f)

Section 336(e) Agreement

(see attached)

R-4